Exhibit 2.1

MERGER AGREEMENT

by and among

ITALICS INC.

ITALICS MERGER SUB INC.

and

INFORMATICA CORPORATION

Dated April 6, 2015

i

4.7	No Litigation	29
4.8	Solvency	29
4.9	Financing	30
4.10	Funding Agreement	31
4.11	Non-Reliance	31

Article V Conduct of Company Business		32

5.1	Conduct of Company Business	32
5.2	Restrictions on Company Operations	32
5.3	No Control	35
5.4	Procedures for Requesting Newco Consent	35
5.5	Preparation of Tax Returns	35

Article VI Non-Solicitation of Acquisition Proposals		35

6.1	Termination of Discussions	35
6.2	Non-Solicitation	35
6.3	Notice and Information	37

Article VII Additional Covenants and Agreements		37

7.1	Company Stockholder Approval	37
7.2	Regulatory Approvals	41
7.3	Financing	43
7.4	Efforts to Close	48
7.5	Access to the Company	49
7.6	Notice of Breach	50
7.7	Confidentiality	50
7.8	Public Disclosure	50
7.9	Transaction Litigation	50
7.10	Section 16(b) Exemption	51
7.11	Directors and Officers Exculpation, Indemnification and Insurance	51
7.12	Employee Matters	53
7.13	Obligations of Merger Sub	54
7.14	Newco Vote	55
7.15	Repatriation	55

Article VIII Termination of Agreement		55

8.1	Termination	55
8.2	Notice of Termination	57
8.3	Effect of Termination	57
8.4	Termination Fees	58

Article IX General Provisions		60

9.1	Certain Interpretations	60
9.2	Amendment	61
9.3	Waiver	61
9.4	Assignment	61
9.5	Notices	61
9.6	Non-Survival of Representations, Warranties	62
9.7	Expenses	62
9.8	Entire Agreement	62

ii

9.9	Third Party Beneficiaries	63
9.10	Severability	63
9.11	Remedies	63
9.12	Governing Law	65
9.13	Consent to Jurisdiction	65
9.14	WAIVER OF JURY TRIAL	66
9.15	Counterparts	66

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 6, 2015, by and among Italics Inc., a Delaware corporation (“Newco”), Italics Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Newco (“Merger Sub”), and Informatica Corporation, a Delaware corporation (the “Company”).  All capitalized terms that are not defined elsewhere in this Agreement shall have the respective meanings assigned thereto in Annex A.

W I T N E S S E T H:

WHEREAS, it is proposed that, upon the terms and subject to the conditions set forth herein, Merger Sub will merge with and into the Company (the “Merger”), and each share (each a “Share” and collectively, the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) then outstanding (other than the Carry-Forward Share (as defined in Section 1.1(a))) will thereupon be cancelled and converted into the right to receive Forty-Eight Dollars and Seventy-Five Cents ($48.75) in cash, without interest (the “Merger Consideration”).

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its stockholders, (iii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iv) resolved to recommend that the stockholders of the Company (the “Company Stockholders”) adopt this Agreement.

WHEREAS, the Boards of Directors of Newco and Merger Sub have unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger.

WHEREAS, concurrently with the execution of this Agreement, Permira V L.P.1, Permira V L.P.2, Permira Investments Limited, P5 Co-Investment L.P., P5 CIS S.à r.l., Permira V I.A.S L.P. and Canada Pension Plan Investment Board (the “Sponsors”) and the Company are entering into a Fee Funding Agreement (the “Funding Agreement”) pursuant to which the Sponsors agree, on the terms and subject to the conditions contained therein, to fund to Newco certain payment obligations of Newco and Merger Sub under this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Newco, Merger Sub and the Company hereby agree as follows:

Article I
THE MERGER

1.1                               The Carry-Forward Share Purchase and the Merger.

(a)                                 Carry-Forward Share Purchase.  Immediately prior to the Effective Time, a Person (“TPH”) designated by Newco (by written notice to the Company) shall subscribe for one Share (the “Carry-Forward Share”) in exchange for cash equal to the Merger Consideration, and the Company shall issue the Carry-Forward Share to such Person in exchange for such cash payment.

(b)                                 Merger.  Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, on the Closing Date, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger and a wholly owned subsidiary of Newco.  The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”  Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Newco, Merger Sub and the Company shall cause the Merger to be consummated under the DGCL (and any other applicable Delaware law) by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the applicable provisions of the DGCL. The time of such filing and acceptance by the Delaware Secretary of State, or such later time as may be agreed in writing by Newco and the Company and specified in the Certificate of Merger, is referred to herein as the “Effective Time.”

1.2                               The Surviving Corporation of the Merger.

(a)                                 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(i)                                     Certificate of Incorporation.  Subject to the terms of Section 7.11, at the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to read identically to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated Certificate of Incorporation shall become the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such Certificate of Incorporation; provided, however, that at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Informatica Corporation”.

(ii)                                  Bylaws.  Subject to the terms of Section 7.11, at the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the Bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

(b)                                 Directors and Officers of the Surviving Corporation.

(i)                                     Directors.  At the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(ii)                                  Officers.  At the Effective Time, the initial officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed.

1.3                               General Effects of the Merger.  The effects of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4                               Effect of the Merger on Capital Stock of the Merging Corporations.

(a)                                 Capital Stock of Merger Sub.  Subject to the last sentence of this Section 1.4(a), at the Effective Time, by virtue of the Merger and without any action on the part of Newco, Merger Sub, the Company, or any other Person, (i) each share of class A common stock, par value $0.001 per share, of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of class A common stock of the Surviving Corporation, with each certificate evidencing ownership of such shares of class A common stock of Merger Sub thereafter evidencing ownership of shares of class A common stock of the Surviving Corporation and (ii) each share of class B common stock, par value $0.001 per share, of Merger Sub that is outstanding immediately prior to the Effective Time shall be canceled and extinguished for no consideration.  Notwithstanding anything to the contrary contained herein, Newco shall have the right to convert Merger Sub from a Delaware corporation into a Delaware limited liability company prior to the Closing Date (the “Merger Sub Conversion”), provided that Newco shall notify the Company of such conversion no later than five (5) Business Days prior to the Closing Date.  In the event that the Merger Sub Conversion is consummated, and only in such event, the first sentence of this Section 1.4(a) shall be inapplicable and of no further force and effect and, at the Effective Time, by virtue of the Merger and without any action on the part of Newco, Merger Sub, the Company, or any other Person, each limited liability company interest of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of class A common stock of the Surviving Corporation, with each certificate evidencing ownership of such limited liability company interests of Merger Sub, if any, thereafter evidencing ownership of shares of class A common stock of the Surviving Corporation.

(b)                                 Common Stock of the Company.

(i)                                     Generally.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Newco, Merger Sub, the Company, or any other Person, other than as otherwise set forth in this Section 1.4(b), each Share that is outstanding immediately prior to the Effective Time (whether vested or unvested or otherwise subject to a repurchase option or obligation, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company or under which the Company has any rights), other than Cancelled Shares, Dissenting Shares and the Carry-Forward Share, shall be canceled and extinguished and automatically converted into the right to receive the Merger Consideration upon the surrender of the certificate, if any, representing such Share or the transfer of such non-certificated Shares represented by book entry (“Uncertificated Shares”) in the manner provided in Section 2.3(c) (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.3(d)); provided, however, that the Merger Consideration shall be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock having a record date on or after the date hereof and prior to the Effective Time.  From and after the Effective Time, all Shares (other than the Carry-Forward Share) shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of Shares  (other than the Carry-Forward Share) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration issuable in respect thereof pursuant to this Section 1.4(b)(i).  The Merger Consideration issued upon the surrender for exchange of Shares (other than the Carry-Forward Share) in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, a certificate representing Shares (other than the Carry-Forward Share) is presented to the Surviving Corporation for any reason, then such certificate shall be canceled and exchanged for the Merger Consideration in accordance with this Section 1.4(b).

(ii)                                  Cancelled Shares.  Notwithstanding anything to the contrary set forth herein, upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Newco, Merger Sub, the Company, or any other Person, each Share that is owned by Newco, Merger Sub or the Company, or by any direct or indirect wholly owned Subsidiary of Newco, Merger Sub or the Company, in each case immediately prior to the Effective Time (“Cancelled Shares”), shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(iii)                               Dissenting Shares.  Notwithstanding anything to the contrary set forth in this Agreement, Shares issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and the Carry-Forward Share) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under Delaware Law with respect to such shares) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment of the appraised value of such shares in accordance with Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 1.4(b)(i), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Uncertificated Share, as the case may be.  The Company shall provide Newco prompt written notice of any demands received by the Company for appraisal of Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Delaware Law that relates to such demand, and Newco shall have the opportunity and right to participate in and direct all negotiations and Legal Proceedings with respect to such demands.  Except with the prior written consent of Newco, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

(iv)                              Carry-Forward Share.  At the Effective Time, by virtue of the Merger and without any action on the part of Newco, Merger Sub, the Company, or any other Person, the Carry-Forward Share shall be converted into and become one validly issued, fully paid and nonassessable share of class B common stock of the Surviving Corporation (and such share of class B common stock of the Surviving Corporation, along with the shares of class A common stock of the Surviving Corporation into which the shares of class A common stock of Merger Sub (or, in the event that the Merger Sub Conversion is consummated, the limited liability company interests of Merger sub) are converted pursuant to Section 1.4(a), shall be the only shares of capital stock of the Surviving Corporation that are issued and outstanding immediately after the Effective Time).

(c)                                  Stock Awards of the Company.

(i)                                     Stock Options.  Newco shall not assume any Company Options in connection with the Merger.  At the Effective Time, each Company Option outstanding immediately prior to the Effective Time (whether vested or unvested) shall, without any action on the part of Newco, Merger Sub, the Company or the holder thereof, be cancelled and converted into, and shall become a right to receive, an amount in cash, without interest, equal to the product of (x) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of such Company Option, multiplied by (y) the total number of Shares issuable upon the exercise in full of such Company Option (the “Option Consideration”); provided that, if the exercise price per share of any such Company Option is equal to or greater than the Merger Consideration, such Company Option shall be cancelled without any cash payment or other consideration being made in respect thereof. The payment of the Option Consideration will be subject to withholding for all required Taxes.  The Company agrees to take all actions necessary to effect this cancellation of Company Options upon the Effective Time and to give effect to this Section 1.4(c)(i) (including the satisfaction of the requirements of Rule 16b-3(e) under the Exchange Act).  As soon as practicable (and in no event more than thirty calendar days) following the Closing, Newco shall cause the Surviving Corporation to pay to each holder of a Company Option the Option Consideration (if any), less any applicable withholding taxes, required to be paid to any such holder of a Company Option.  The cancellation of a Company Option as provided in the first sentence of this Section 1.4(c)(i) shall be deemed the termination, and satisfaction in full of, any and all rights the holder had or may have had in respect of such Company Option.

(ii)                                  Restricted Stock Units.

(A)       Vested RSUs.  Except as otherwise agreed to in writing by Newco and a holder of a Vested RSU prior to the Effective Time, at the Effective Time, each Vested RSU shall, without any action on the part of Newco, Merger Sub, the Company or the holder thereof, be cancelled and converted into, and shall become a right to receive, an amount in cash, without interest, equal to the product of (x) the Merger Consideration multiplied by (y) the total number of Shares subject to such Vested RSUs (the “Vested RSU Consideration”).  The payment of the Vested RSU Consideration will be subject to withholding (pursuant to net share issuance and withholding) for all required Taxes.  The Company agrees to take all action necessary to effect this cancellation of Vested RSUs upon the Effective Time and to give effect to this Section 1.4(c)(ii)(A) (including the satisfaction of the requirements of Rule 16b-3(e) under the Exchange Act).  As soon as practicable (and in no event more than thirty calendar days) following the Closing, but subject to any payment timing requirements set forth in the applicable plan and/or any applicable agreements governing the Vested RSUs, Newco shall cause the Surviving Corporation to pay to each holder of Vested RSUs, the Vested RSU Consideration, less any applicable withholding taxes, required to be paid to the holder of such Vested RSUs. The cancellation of an award of Vested RSUs as provided in the first sentence of this Section 1.4(c)(ii)(A) shall be deemed the termination, and satisfaction in full of, any and all rights the holder had or may have had in respect of such award of Vested RSUs.

(B)       Rollover RSUs.  Except as otherwise agreed to in writing by Newco and a holder of an award covering any Rollover RSUs prior to the Effective Time, at the Effective Time each award covering any Rollover RSUs shall, without any action on the part of Newco, Merger Sub, the Company or the holder thereof, be assumed and converted into a right to receive an amount in cash, without interest, equal to the product of (x) the Merger Consideration multiplied by (y) the total number of Shares subject to such Rollover RSUs (each, a “Converted RSU Cash Award”).  Each portion of any Converted RSU Cash Award shall, subject to the holder’s continued employment with Newco or its Affiliates (including the Surviving Corporation) through the Adjusted Vesting Date relating to the underlying Rollover RSU, vest on the applicable Adjusted Vesting Date and the vested portion of the Converted RSU Cash Award will be paid to the holder of such Converted RSU Cash Award in accordance with the terms of the applicable plan and/or applicable agreements governing the Rollover RSU. The Converted RSU Cash Awards will otherwise retain the same terms and conditions as contained in the original Rollover RSU.  For the avoidance of doubt, Newco shall assume the Rollover RSUs as Converted RSU Cash Awards in connection with the Merger subject to the terms and conditions set forth in this Section 1.4(c)(ii)(B).  For the purposes of all Rollover RSUs and Rollover PSUs, each vesting date underlying the applicable award shall be accelerated by twelve months (each an “Adjusted Vesting Date”).

(iii)                               Performance Restricted Stock Units.  With respect to PSUs that are outstanding as of immediately prior to the Effective Time, the number of Shares subject to the applicable PSU shall be determined as follows: (x) if the performance period has already been completed, the number of Shares subject to the applicable PSU shall be based on actual performance during the completed performance period or (y) if the applicable performance period has not been completed,  all performance goals shall be deemed achieved at one hundred percent (100%) of the applicable target levels, provided that if the applicable plan and/or any applicable agreements governing the PSUs specify that a greater number of Shares subject to the PSUs otherwise would vest on or prior to the Effective Time, then the terms of the applicable plan and/or any applicable agreements governing such PSU shall control.  PSUs outstanding as of the Effective Time shall vest and settle as set forth below.

(A)       Vested PSUs.   Except as otherwise agreed to in writing by Newco and a holder of a Vested PSU prior to the Effective Time, at the Effective Time, each Vested PSU shall, without any action on the part of Newco, Merger Sub, the Company or the holder thereof, be cancelled and converted into, and shall become a right to receive, an amount in cash, without interest, equal to the product of (x) the Merger Consideration multiplied by (y) the total number of Shares subject to such PSUs (as determined in accordance with this Section 1.4(c)(iii)) (the “Vested PSU Consideration”).  The payment of the Vested PSU Consideration will be subject to withholding (pursuant to net share issuance and withholding) for all required Taxes.  The Company agrees to take all action necessary to effect this cancellation of Vested PSUs upon the Effective Time and to give effect to this Section 1.4(c)(iii)(A) (including the satisfaction of the requirements of Rule 16b-3(e) under the Exchange Act).  As soon as practicable (and in no event more than thirty calendar days) following the Closing, but subject to any payment timing requirements set forth in the applicable plan and/or any applicable agreements governing the Vested PSUs, Newco shall cause the Surviving Corporation to pay to each holder of Vested PSUs the Vested PSU Consideration, less any applicable withholding taxes, required to be paid to the holder of such Vested PSUs. The cancellation of an award of Vested PSUs as provided in the first sentence of this Section 1.4(c)(iii)(A) shall be deemed the termination, and satisfaction in full of, any and all rights the holder had or may have had in respect of such award of Vested PSUs.

(B)       Rollover PSUs.  Except as otherwise agreed to in writing by Newco and a holder of an award covering any Rollover PSUs prior to the Effective Time, at the Effective Time each award covering any Rollover PSUs shall, without any action on the part of Newco, Merger Sub, the Company or the holder thereof, be assumed and converted into a right to receive an amount in cash, without interest, equal to the product of (x) the Merger Consideration multiplied by (y) the total number of Shares subject to such Rollover PSUs (as determined in accordance with this Section 1.4(c)(iii)) (each, a “Converted PSU Cash Award”).  Each portion of any Converted PSU Cash Award shall, subject to the holder’s continued employment with Newco or its Affiliates (including the Surviving Corporation) through the applicable Adjusted Vesting Dates relating to the underlying Rollover PSU, vest on the applicable Adjusted Vesting Dates and the vested portion of the Converted PSU Cash Award will be paid to the holder of such Converted PSU Cash Award in accordance with the terms of the applicable plan and/or applicable agreements governing the Rollover PSU.  The Converted PSU Cash Awards will otherwise retain the same terms and conditions as contained in the original Rollover PSU.  For the avoidance of doubt, Newco shall assume the Rollover PSUs as Converted PSU Cash Awards in connection with the Merger subject to the terms and conditions set forth in this Section 1.4(iii)(B).

(iv)                              Treatment of ESPP. The Company shall terminate the ESPP effective as of the Effective Time. If the Purchase Period (as defined in the ESPP) under the ESPP that is in effect on the date of this Agreement (the “Current Purchase Period”) does not conclude prior to the Effective Time, (i) the Current Purchase Period shall terminate immediately prior to the Effective Time; (ii) each Participant’s (as defined in the ESPP) accumulated payroll deduction shall be used to purchase Shares in accordance with the terms of the ESPP; and (iii) such Shares shall be treated the same as all other Shares in accordance with Section 1.4(b)(i).  The Company shall take such action as may be necessary to provide that (i) only Participants in the ESPP as of the date of this Agreement may continue to participate in the ESPP after the date of this Agreement; (ii) no Participant in the ESPP may increase after the date of this Agreement the payroll deductions credited to such Participant’s account under the ESPP; and (iii) no further Purchase Periods shall commence under the ESPP on or following the date of this Agreement.

(v)                                 Corporate Actions.   At or prior to the Effective Time, the Company, the Company Board and the Compensation Committee of the Company Board, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Sections 1.4(c)(i), 1.4(c)(ii), 1.4(c)(iii) and 1.4(c)(iv) and to ensure that neither any holder of an Outstanding Stock Award any other participant in any Company Equity Incentive Plan shall have any right thereunder to acquire any securities of the Company, Newco or the Surviving Corporation or to receive any payment or benefit with respect to any award previously granted under a Company Equity Incentive Plans, except as provided in this Section 1.4(c).

(vi)                              Payment.  The Company or the Surviving Corporation shall pay through its payroll system the Option Consideration, Vested RSU Consideration and Vested PSU Consideration required pursuant to this Section 1.4.

1.5                               Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes or intent of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of the Company and Merger Sub shall have the authority to take all such lawful and necessary action.

Article II
THE CLOSING

2.1                               The Closing.  Newco, Merger Sub and the Company shall consummate the Merger at a closing (the “Closing”) to occur at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, One Market Plaza, Spear Tower, Suite 3300, San Francisco, California, 94105, on a date and at a time to be agreed upon by Newco and the Company, which date shall be no later than the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Section 2.2 (other than those conditions that by their terms are to be satisfied or waived (if permitted hereunder) at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing), or at such other location, date and time as Newco and the Company shall mutually agree upon in writing; provided, that in no event shall Newco or Merger Sub be obligated to consummate the Merger if the Marketing Period has not ended prior to the time that the parties would otherwise be obligated to consummate the Closing pursuant to this Section 2.1, in which case Newco, Merger Sub and the Company shall consummate the Closing at the earliest to occur of (i) a date before or during the Marketing Period specified by Newco on two (2) Business Days’ prior written notice to the Company and (ii) the second (2nd) Business Day immediately following the final day of the Marketing Period, subject to, in each case, the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Section 2.2 (other than those conditions that by their terms are to be satisfied or waived (if permitted hereunder) at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing). The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

2.2                               Conditions to Closing.

(a)                                 Mutual Conditions to Closing.  The respective obligations of Newco, Merger Sub and the Company to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction or waiver of each of the following conditions prior to or at the Effective Time:

(i)                                     Requisite Stockholder Approval.  The Requisite Stockholder Approval shall have been obtained.

(ii)                                  Requisite Regulatory Approvals.

(A)                               All waiting periods (and extensions thereof) applicable to the Merger under the HSR Act shall have expired or been terminated.

(B)                               All waiting periods (and extensions thereof) applicable to the Merger under the antitrust, competition or merger control Applicable Laws set forth in Schedule 2.2(a)(ii)(B) shall have expired or been terminated.

(C)                               All antitrust, competition and merger control consents set forth in Schedule 2.2(a)(ii)(C) shall have been received (or been deemed to have been received by virtue of the expiration or termination of any applicable waiting period).

(D)                               Formal, written notice from the Committee on Foreign Investment in the United States (“CFIUS”) that CFIUS has concluded its review of the joint voluntary notice made by the parties hereto pursuant to Section 721 of the Defense Production Act, as amended, with a determination that there are no unresolved national security concerns with respect to the transaction contemplated by this Agreement, shall have been received.

(iii)                               No Legal Prohibition.  No Governmental Authority in a Relevant Antitrust Jurisdiction shall have:

(A)                               enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any Applicable Law that is in effect and has the effect of making the Merger illegal in any of the Relevant Antitrust Jurisdictions or which has the effect of prohibiting the consummation of the Merger in any of the Relevant Antitrust Jurisdictions; or

(B)                               issued or granted any Order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the Merger illegal in any of the Relevant Antitrust Jurisdictions or which has the effect of prohibiting the consummation of the Merger in any of the Relevant Antitrust Jurisdictions.

(b)                                 Additional Newco and Merger Sub Conditions.  The obligations of Newco and Merger Sub to consummate the Merger and the other transactions contemplated hereby shall be further subject to the satisfaction or waiver of each of the following conditions at or prior to the Effective Time, any of which may be waived exclusively by Newco and Merger Sub:

(i)                                     Compliance with Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements, covenants and other obligations required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(ii)                                  Accuracy of Representations and Warranties.  (x) The representations and warranties of the Company set forth in Sections 3.1, 3.2 and 3.5 shall be true and correct in all material respects, both when made and on and as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties that address matters only as of a particular date, which representations shall have been true and correct in all material respects as of such particular date), (y) the other representations and warranties of the Company set forth in Article III shall be true and correct both when made and on and as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties that address matters only as of a particular date, which representations shall have been true and correct as of such particular date), except with respect to this clause (y) (including the parenthetical included herein in this clause (y)) where any failure to be so true and correct as of such dates, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (z) the representations and warranties of the Company set forth in Section 3.10(b) shall be true and correct in all respects, both when made and on and as of the Closing Date with the same force and effect as if made on and as of such date; provided, however, that for purposes of determining the accuracy of the representations and warranties of the Company set forth in Article III for purposes of this Section 2.2(c)(ii), except for Section 3.10(b), all qualifications based on a “Company Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded.

(iii)                               No Company Material Adverse Effect.  Since the date hereof, there shall not have occurred or arisen any Company Material Adverse Effect that is continuing.

(iv)                              Receipt of Officers’ Certificate.  Newco and Merger Sub shall have received a certificate, signed for and on behalf of the Company by the chief executive officer and the chief financial officer of the Company, certifying the satisfaction of the conditions set forth in Sections 2.2(b)(i), (ii) and (iii).

(v)                                 Receipt of Payoff Letter.  Newco and Merger Sub shall have received a payoff letter in form reasonably satisfactory to Newco in respect of the Existing Credit Agreement.

(c)                                  Additional Company Conditions.  The obligations of the Company to consummate the Merger and the other transactions contemplated hereby shall be further subject to the satisfaction or waiver of each of the following conditions prior to or at the Effective Time, any of which may be waived exclusively by the Company:

(i)                                     Compliance with Agreements and Covenants.  Newco and Merger Sub shall have performed or complied in all material respects with all agreements, covenants and obligations required by this Agreement to be performed or complied with by each of them at or prior to the Closing Date.

(ii)                                  Accuracy of Representations and Warranties.  The representations and warranties of Newco and Merger Sub set forth in Article IV that are qualified by “materiality” shall be true and correct both when made and on and as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct as of such particular date).  The representations and warranties of Newco and Merger Sub set forth in Article IV that are not so qualified by “materiality” shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct in all material respects as of such particular date).

(iii)                               Receipt of Officers’ Certificate.  The Company shall have received a certificate, signed for and on behalf of Newco and Merger Sub by a duly authorized officer of each of Newco and Merger Sub, certifying the satisfaction of the conditions set forth in Sections 2.2(c)(i) and (ii).

2.3                               Issuance of Merger Consideration After the Closing.

(a)                                 Payment Agent.  Prior to the Effective Time, the Company shall select a bank or trust company reasonably acceptable to Newco to act as the payment agent for the Merger (the “Payment Agent”).

(b)                                 Payment Fund.

(i)                                     Creation of Payment Fund.  On the Closing Date, Newco or the Surviving Corporation shall deposit (or cause to be deposited) with the Payment Agent, for payment to the holders of Shares pursuant to the provisions of Article I, an amount of cash equal to the product obtained by multiplying (x) the Merger Consideration by (y) the aggregate number of Shares issued and outstanding immediately prior to the Effective Time (excluding Cancelled Shares, Dissenting Shares and the Carry-Forward Share) (such cash amount being referred to herein as the “Payment Fund”).  For the avoidance of doubt, with respect to any Dissenting Shares, Newco shall only be required to deposit or cause to be deposited with the Payment Agent cash sufficient to pay the Merger Consideration in exchange for any such Dissenting Shares if the holder thereof fails to perfect or effectively withdraws or loses its right to appraisal under the DGCL. From time to time following the Effective Time as required, Newco or the Surviving Corporation shall deposit (or cause to be deposited) with the Payment Agent additional cash in any amount necessary to enable the Payment Agent to pay any and all Merger Consideration payable hereunder.

(ii)                                  Termination of Payment Fund.  Any portion of the Payment Fund that remains undistributed to the holders of the Shares on the date that is one (1) year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of Shares that were issued and outstanding immediately prior to the Merger who have not theretofore exchanged their Shares for the Merger Consideration pursuant to the provisions of Section 1.4(b) shall thereafter look only to the Surviving Corporation, as general creditors thereof, for any payment of and claim to the applicable Merger Consideration, without interest thereon, to which such holders may be entitled pursuant to the provisions of Article I.

(c)                                  Exchange Procedures.  Promptly following the Effective Time, Newco and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record of Shares (other than the Carry-Forward Share) as of immediately prior to the Effective Time: (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding Shares (excluding Cancelled Shares, Dissenting Shares and the

Carry-Forward Share) (or effective affidavits of loss in lieu thereof) or transfer of Uncertificated Shares (excluding Cancelled Shares, Dissenting Shares and the Carry-Forward Share) to the Payment Agent); and (ii) instructions for use in effecting the surrender of the Certificates or transfer of the Uncertificated Shares in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of Article I.  Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Shares represented by a Certificate or Uncertificated Share, upon (x) surrender to the Payment Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Payment Agent, or (y) receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares. Until so surrendered or transferred, as the case may be, from and after the Effective Time each such Certificate or Uncertificated Share shall represent for all purposes only the right to receive the Merger Consideration payable in respect thereof pursuant to the provisions of Article I. If Certificates or Uncertificated Shares are presented to the Surviving Corporation after the Effective Time for any reason, they shall be canceled and exchanged for the Merger Consideration as provided for, and in accordance with the procedures set forth in Article I.  No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate or Uncertificated Share.  From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of Shares that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time.

(d)                                 Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration issuable in respect thereof pursuant to Section 1.4(b)(i); provided, however, that the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(e)                                  Transferred Shares.  If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Payment Agent any transfer or other similar Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Payment Agent that such Tax has been paid or is not payable.

(f)                                   Tax Withholding.  Each of the Payment Agent, Newco and the Surviving Corporation shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under Applicable Law.  To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(g)                                  No Liability.  Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Newco, the Surviving Corporation or any other party hereto shall be liable to a holder of Shares for any amount properly paid to a public official pursuant to any abandoned property, escheat or similar Applicable Law.

Article III
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

Except (i) as set forth in the section of the disclosure letter delivered by the Company to Newco on the date of this Agreement (the “Company Disclosure Letter”) that relates to such section or in any other section of the Company Disclosure Letter to the extent it is reasonably apparent from the text of such disclosure that such disclosure is applicable to such other section, other than matters required to be disclosed for purposes of Sections 3.1, 3.5, and 3.10(b), which matters shall only be disclosed by specific disclosure in the respective corresponding section of the Company Disclosure Letter, and (ii) as disclosed in the SEC Reports, including the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2014 (the “Company Form 10-K”) (other than disclosures in the “Risk Factors” or “Forward-Looking Statements” sections of such reports and other disclosures that are similarly predictive or forward-looking in nature) filed after the Reference Date and prior to the date of this Agreement (and (i) then only to the extent that the relevance of any disclosed event, item or occurrence in such SEC Reports to a matter covered by a representation or warranty set forth in this Article III is reasonably apparent as to matters or items which are subject of such representation or warranty and (ii) without giving effect to any amendment to any such documents filed on or after the date hereof), the Company hereby represents and warrants to Newco and Merger Sub as follows:

3.1                               Organization and Standing.  The Company is a corporation duly organized, validly existing and in good standing under Delaware Law.  The Company has the requisite power and authority to carry on its business as it is presently being conducted and to own, lease or operate its properties and assets.  The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.  The Company has delivered or made available to Newco complete and correct copies of the certificate of incorporation and bylaws, as amended to date, of the Company.  The Company is not in violation of its certificate of incorporation or bylaws.

3.2                               Authorization and Enforceability.

(a)                                 The Company has all requisite power and authority to execute and deliver this Agreement and, subject in the case of the Merger to obtaining the Requisite Stockholder Approval, to consummate the transactions contemplated hereby and to perform its obligations hereunder.  The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby (including the Merger) have been duly authorized by all necessary corporate action on the part of the Company, and no additional corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby (including the Merger), other than in the case of the Merger obtaining the Requisite Stockholder Approval.

(b)                                 This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Newco and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Applicable Law affecting or relating to creditors’ rights generally and by general principles of equity (collectively, the “Enforceability Limitations”).

(c)                                  At a meeting duly called and held prior to the execution of this Agreement, the Company Board unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its stockholders, (iii) approved this Agreement and the transactions contemplated hereby, including the Merger, (iv) assuming the accuracy of the representations and warranties set forth in Section 4.5, took all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL will not apply with respect to or as a result of the Merger, this Agreement and the transactions contemplated hereby, (v) directed that the adoption of this Agreement be submitted to a vote of the Company Stockholders at the Company Stockholder Meeting and (vi) resolved to recommend that the holders of Shares adopt this Agreement in accordance with the applicable provisions of Delaware Law, which resolutions, as of the date hereof, have not been subsequently withdrawn or modified.

(d)                                 Other than Section 203 of the DGCL, no other “control share acquisition,” “fair price,” “moratorium” or other similar antitakeover Applicable Law applies to the Merger, this Agreement or any of the other transactions contemplated hereby.

(e)                                  The Company Board has received the opinion of Qatalyst Partners LP to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be received by the holders of shares of Company Common Stock, other than Newco or any Affiliates of Newco, pursuant to this Agreement is fair, from a financial point of view, to such holders.  As of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.  A written copy of such opinion will be provided to Newco promptly following receipt by the Company.

(f)                                   Assuming the accuracy of the representations and warranties set forth in Section 4.5, the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote at a meeting of the holders of Company Common Stock called to consider the Merger (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of Company Common Stock necessary (under Applicable Law or otherwise) to approve this Agreement and consummate the Merger and the other transactions contemplated by this Agreement.

3.3                               Required Governmental Approvals.  No consent, approval, order or authorization of, or filing or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Authority is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Merger), except (a) the filing of the Certificate of Merger with the Delaware Secretary of State as required by Delaware Law, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (c) compliance with any applicable requirements of the HSR Act and the Antitrust Laws of the Relevant Antitrust Jurisdictions, (d) notification to and approval from the U.S. Department of Defense, Defense Security Service, (e) filing with and approval from

CFIUS and (f) such other Consents the failure of which to obtain would not, individually or in the aggregate, have or  reasonably be expected to have a Company Material Adverse Effect.

3.4                               No Conflicts.  The execution, delivery and performance by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby (including the Merger) and the compliance by the Company with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificate of incorporation or bylaws or other constituent documents of the Company or any of its Subsidiaries, (ii) subject to obtaining the Consents set forth in Section 3.4 of the Company Disclosure Letter, other than with respect to the ASR Confirmations, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the loss of any benefit or the imposition of any additional payment or other Liability under, any Material Contract, (iii) assuming compliance with the matters referred to in Section 3.4 of the Company Disclosure Letter and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Applicable Law or Order or (iv) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or Liens that would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

3.5                               Capitalization.

(a)                                 The authorized capital stock of the Company consists of 200,000,000 Shares and 2,000,000 shares of Preferred Stock, par value $0.001 per share (“Company Preferred Stock”).  As of the close of business on April 3, 2015, (A) 104,213,096 Shares were issued and outstanding, (B) no Shares were held by the Company as treasury shares, (C) pursuant to the ASR Confirmations, the Company may receive Shares from, or be required to deliver Shares to, the Dealers and (D) no shares of Company Preferred Stock were issued and outstanding or held by the Company as treasury shares.  Since the close of business on April 3, 2015, the Company has not issued any Shares other than pursuant to the exercise of Company Options or settlement of RSUs or pursuant to Section 1.1(a).  All outstanding Shares are duly authorized, validly issued, fully paid, nonassessable and are not subject to and were not issued in violation of any preemptive rights, purchase options, call or right of first refusal or similar rights.

(b)                                 10,374,932 Shares are subject to issuance pursuant to Outstanding Stock Awards outstanding as of the close of business on April 3, 2015 (assuming each PSU achieving maximum performance).  Since April 3, 2015, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Stock Award other than as permitted by Section 5.2.  Section 3.5(b) of the Company Disclosure Letter contains a correct and complete summary, as of April 3, 2015, of the (i) aggregate number of outstanding vested Company Options, (ii) aggregate number of outstanding unvested Company Options, (iii) weighted average exercise price with respect to the Company Options described in each of clauses (i) and (ii), (iv) aggregate number of outstanding RSUs and (v) aggregate number of outstanding PSUs (assuming each PSU achieving maximum performance).  Except as set forth in the prior sentence, there are no other awards outstanding that were granted under the Company Equity Incentive Plans (or otherwise) other than awards that may be granted after the date hereof in compliance with the terms of this Agreement.  All Stock Awards have been validly granted and properly approved in accordance with all Applicable Law and the applicable Company Equity Incentive Plan and each Company Option (i) has an exercise price per Share equal to or greater than the fair market value of a Share on the date of such grant, (ii) has a grant date identical to or after the date on which the Company’s board of directors or compensation committee actually awarded such Company Option, and

(iii) qualifies for the Tax and accounting treatment afforded to such Company Option in the Company’s Tax returns and the SEC Reports, respectively.

(c)                                  Except as set forth in this Section 3.5, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, stock appreciation rights, warrants, restricted stock units, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company other than the ASR Confirmations, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (whether payable in equity, cash or otherwise) relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Company Securities.  There are no outstanding Contracts of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities other than the ASR Confirmations.

(d)                                 Neither the Company nor any of its Subsidiaries is a party to any Contracts restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any securities of the Company or any securities of any of the Company’s Subsidiaries.

3.6                               Subsidiaries.

(a)                                 The Company has delivered or made available to Newco a complete and accurate list as of the date hereof of each Subsidiary of the Company and the jurisdiction of organization thereof.  Except for the Company’s Subsidiaries and marketable securities held for investment or cash management purposes, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.

(b)                                 Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable).  Each of the Company’s Subsidiaries has the requisite power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets.  Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable), except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.  The Company has delivered or made available to Newco complete and correct copies of the certificates of incorporation and bylaws (or equivalent organizational documents), as amended to date, of the Company’s Subsidiaries that are responsible for more than five percent (5%) of revenues or that hold more than five percent (5%) of assets, in each case of the Company and its Subsidiaries on a consolidated basis.

(c)                                  All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business as presently conducted.

(d)                                 There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, stock appreciation rights, warrants, restricted stock units, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (whether payable in equity, cash or otherwise) relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”) or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Subsidiary Securities.  There are no Contracts of any kind that obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

3.7                               SEC Reports.

(a)                                 Since January 1, 2013 (the “Reference Date”), the Company has filed or furnished (as applicable) all forms, reports, schedules, statements and documents with the SEC that have been required to be so filed or furnished (as applicable) by it under Applicable Law at or prior to the time so required, including any amendments or supplements thereto, and, after the date of this Agreement and until the Effective Time, the Company will file all forms, reports, schedules, statements and documents with the SEC that are required to be filed by it under Applicable Law at or prior to the time so required, including any amendments or supplements thereto (all such forms, reports, schedules, statements and documents, as amended or supplemented, filed or furnished since the Reference Date, together with any other forms, reports, schedules, statements or other documents filed or furnished (as applicable) by the Company with the SEC at or prior to the Effective Time that are not required to be so filed or furnished, the “SEC Reports”).

(b)                                 Each SEC Report complied, or will comply, as the case may be, as of its filing date, in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and with all applicable provisions of the Sarbanes-Oxley Act, each as in effect on the date such SEC Report was, or will be, filed.

(c)                                  Since the Reference Date, neither the Company nor any of its Subsidiaries has received from the SEC or any other Governmental Authority any written comments or questions with respect to any of the SEC Reports (including the financial statements included therein) or any registration statement filed by any of them with the SEC or any notice from the SEC or other Governmental Authority that such SEC Reports (including the financial statements included therein) or registration statements are being reviewed or investigated, and, to the knowledge of the Company, there is not, as of the date of this Agreement, any investigation or review being conducted by the SEC or any other Governmental Authority of any SEC Reports (including the financial statements included therein), except in each case for such comments, questions, notices, investigations or reviews which have been fully resolved.

(d)                                 None of the Company’s Subsidiaries is required to file any forms, reports, schedules, statements or other documents with the SEC.

(e)                                  Since the Reference Date, no executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any SEC Report, except as disclosed in certifications filed with the SEC Reports, and at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act.  Since the Reference Date, neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

3.8                               Financial Statements.

(a)                                 The consolidated financial statements of the Company and its Subsidiaries filed in or furnished with the SEC Reports (i) have been or will be, as the case may be, prepared in accordance with GAAP consistently applied by the Company during the periods and at the dates indicated (except as may be indicated in the notes thereto), (ii) complied or will comply, as the case may be, with the then applicable accounting requirements and published rules and regulations of the SEC with respect thereto and (iii) fairly present in all material respects, or will present in all material respects, as the case may be, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

(b)                                 The Company’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management, and (iii) that any unauthorized use, acquisition or disposition of the Company’s assets that would materially affect the Company’s financial statements would be detected or prevented in a timely manner.

(c)                                  The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(d)                                 Since the Reference Date, neither the Company nor any of its Subsidiaries (including any employee thereof) nor the Company’s independent auditors has identified or been made aware of (i) any material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) to the Company’s knowledge, any claim or allegation regarding any of the foregoing.

(e)                                  Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any its Subsidiaries in the Company’s consolidated financial statements.

(f)                                   Since the Reference Date, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant, consultant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.  Since the Reference Date, no current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities laws, material breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or executive officer of the Company.

(g)                                  Since the Reference Date, and to the knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries.  Since the Reference Date, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

3.9                               No Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has any Liabilities of a nature that would be required to be disclosed on a balance sheet prepared in accordance with GAAP other than (a) Liabilities reflected or otherwise reserved against in the Balance Sheet, (b) Liabilities under this Agreement, (c) fees and expenses payable to any accountant, outside legal counsel or financial advisor which are incurred in connection with the negotiation of this Agreement or the consummation of the transactions contemplated by this Agreement (including the Merger), (d) executory obligations under any Contract, (e) Liabilities incurred in the ordinary course of business since the date of the Balance Sheet and (f) Liabilities that would not reasonably be expected to have a Company Material Adverse Effect.

3.10                        Absence of Certain Changes.  Since December 31, 2014 through the date hereof, (a) except for actions expressly contemplated by this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, (b) there has not been or occurred or there does not exist, as the case may be, any Effect, that, individually or in the aggregate, has had or would reasonably be expected to have, any Company Material Adverse Effect, and (c) except for actions expressly contemplated by this Agreement, neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement without the prior written consent of Newco, would constitute a breach of Section 5.2.

3.11                        Material Contracts.

(a)                                 Section 3.11(a) of the Company Disclosure Letter contains a complete and accurate list of all Contracts described below  to which the Company or any of its Subsidiaries is a party as of the date hereof (all contracts of the type described in this Section 3.11, the “Material Contracts”).  The Company has delivered or made available to Newco complete and correct copies of each such Material Contract.

(i)                                     each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act) (other than those agreements and arrangements described in Item 601(b)(10)(iii)) to which the Company or any of its Subsidiaries is a party;

(ii)                                  each joint venture, partnership, limited liability or other similar Contract relating to the formation, creation, operation, management or control of any joint venture or partnership that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iii)                               each indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other Contract providing for or securing indebtedness for borrowed money or deferred payment (in each case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $10,000,000;

(iv)                              each Contract that obligates the Company or any of its Subsidiaries with respect to “earn-out” payments of any type in amounts that are material to the Company and its Subsidiaries, taken as a whole; and

(v)                                 each Contract (A) that limits or purports to limit the right of the Company or any of its Subsidiaries or Affiliates to engage or compete in any line of business or to compete with any Person or operate in any location or (B) contains exclusivity obligations or similar restrictions binding on the Company or any of its Subsidiaries, in each case, that are material to the Company and its Subsidiaries, taken as a whole.

(b)                                 Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company, as the case may be) and is in full force and effect, and neither the Company nor any of its Subsidiaries party thereto, nor, to the knowledge of the Company, any other party thereto, is in breach of, or default under any such Material Contract, and no event has occurred that with or without notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto, in each case other than as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has received any written notice or other communication regarding or, to the knowledge of the Company, is aware of any circumstances that are reasonably expected to lead to, any actual or possible violation or breach of or default under, or intention to cancel or modify, any Material Contract, in each case other than as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

3.12                        Compliance with Laws and Orders.

(a)                                 Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, (a) the Company and each of its Subsidiaries are and have been since the Reference Date in compliance with all Applicable Laws and Orders, including all applicable Anti-Corruption and Anti-Bribery Laws and Export and Import Control Laws; and (b) as of the date of this Agreement neither the Company nor any of its Subsidiaries has received any written notice of any administrative, civil or criminal investigation or audit by any Governmental Authority alleging any violation by the Company or any of its Subsidiaries of any Applicable Law or Order that remains outstanding or unresolved.

(b)                                 Neither the Company or any of its Subsidiaries, nor any director, officer or, to the Company’s knowledge, any employee of the Company or any agent or third party acting on behalf of the Company or any of its Subsidiaries, is (a) designated on, or owned or controlled by any Person that is designated on, any economic sanctions-related list of restricted Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, or any EU member state, or (b) a national of, organized in, or resident in any country or territory which is itself the subject of economic sanctions by any relevant Governmental Authority.

(c)                                  The Company and each of its Subsidiaries, to the knowledge of the Company, has complied with all terms and conditions of each Government Contract (including, but not limited to, all quality and testing requirements, industrial funding fee requirements, disclosure and pricing requirements of all most favored customer and price reductions clauses, and product origin and related requirements of Federal Acquisition Regulation 52.225-5 and the Trade Agreements Act (19 U.S.C. § 2501, et seq., 19 U.S.C. § 3301 note), and Applicable Laws and Orders pertaining to each such Government Contract, in each case, except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

3.13                        Permits.  The Company and its Subsidiaries are in compliance with the terms of all Permits required to conduct their businesses as currently conducted, and no suspension or cancellation of any such Permits is pending or, to the knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority alleging  any violation by the Company or any of its Subsidiaries of any Permits or the failure to have any required Permits, that remains outstanding or unresolved as of the date of this Agreement, except for such violations that would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

3.14                        Legal Proceedings.  There is no Legal Proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries that (a) involves an amount in controversy in excess of $5,000,000 or (b) seeks specific performance or injunctive relief that would be material to the Company and its Subsidiaries, taken as a whole.

3.15                        Taxes.

(a)                                 Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries have (i) timely filed (taking into account valid extensions) all U.S. federal, state, local and non-U.S. Tax Returns required to be filed by any of them; and (ii) paid, or have reserved in accordance with GAAP on the face of the Balance Sheet (as opposed to the notes thereto) for the payment of, all Taxes that are required to be paid. Neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes since the date of such Balance Sheet outside of the ordinary course of business.

(b)                                 Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries has timely paid or withheld with respect to their employees and other third Persons (and paid over any amounts withheld to the appropriate Tax authority) all U.S. federal, state and non-U.S. income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other similar Taxes required to be paid or withheld.

(c)                                  No audits or other examinations with respect to any material amount of Taxes of the Company or any of its Subsidiaries are presently in progress or have been asserted or proposed in writing to the Company. Since the Reference Date, no written claim has been made by a Governmental Authority that the Company or any of its Subsidiaries is subject to tax in a jurisdiction in which it does not file Tax Returns.

(d)                                 Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment pursuant to Section 355 of the Code (or any similar provision of state, local, or non-U.S. law) in the two (2) year period ending on the Closing Date.

(e)                                  Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2) (or any similar provision of state, local, or non-U.S. law).

(f)                                   Neither the Company nor any of its Subsidiaries (i) is a party to or bound by, or currently has any material liability pursuant to, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; or (ii) has any material liability for the Taxes of any Person other than the Company and its Subsidiaries pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-United States law) as a transferee or successor, or otherwise by operation of law.

(g)                                  Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any consolidated, combined or unitary group for the purpose of any Tax (other than a group the common parent of which is the Company or one of its Subsidiaries) and none of the Company or any of its Subsidiaries has any material liability for Taxes of any other Person under Treasury Regulation §1.1502-6 (or any corresponding or similar provision of state, local, or foreign law).

3.16                        Employee Benefit Plans.

(a)                                 The Company has delivered or made available to Newco a complete and accurate list of all material Employee Plans.  With respect to each Employee Plan, to the extent applicable, the Company has made available to Newco complete and accurate copies of (i) as applicable, the most recent annual report on Form 5500 filed with the IRS for each Employee Plan, including all schedules thereto; (ii) the most recent determination letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (iii) the plan documents and summary plan descriptions, or a written description of the terms of any Employee Plan that is not in writing; (iv) any related trust agreements, insurance contracts, and insurance policies; (v) any notices to or from the IRS or any office or representative of the DOL or any similar Governmental Authority relating to any compliance issues in respect of any such Employee Plan; (vi) with respect to each Employee Plan maintained outside of the United States primarily for the benefit of current or former employees, directors or individual independent contractors providing services outside of the United States (each a “Non-U.S. Employee Plan”), to the extent applicable, (A) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan and (B) any document comparable to the determination letter referenced under clause (ii) above issued by a Governmental Authority relating to the satisfaction of Applicable Law necessary to obtain the most favorable tax treatment; and (vii) all other material Contracts relating to each Employee Plan, including administrative service agreements.

(b)                                 Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, each Employee Plan that is intended to be “qualified” under Section 401 of the Code (i) may rely on a prototype opinion letter or has received a favorable determination letter from the IRS to such effect and nothing has occurred or exists since the date of such determination or opinion letter that would reasonably be expected to materially and adversely affect the qualified status of any such Employee Plan or (ii) has a period of time remaining under applicable U.S. Department of the Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and to make any amendments necessary to obtain a favorable determination as to the “qualified” status of each such Employee Plan.

(c)                                  Each Employee Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Neither the Company nor any of its Subsidiaries has taken any corrective action or made a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Authority with respect to any Employee Plan and neither the Company nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program. All contributions required to be made to any Employee Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Employee Plan, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company.  Each Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without any material liability to Newco, the Company or any of its Subsidiaries other than ordinary administration expenses typically incurred in a termination event.

(d)                                 Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, none of the Company, any of its Subsidiaries, or, to the knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

(e)                                  Neither the Company, any of its Subsidiaries nor any of their respective ERISA Affiliates has ever maintained, participated in or contributed to (or been obligated to contribute to) (i) an Employee Plan that was ever subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” as defined in Section 210 of ERISA or Section 413(c) of the Code, (iv) a “funded welfare plan” within the meaning of Section 419 of the Code, or (v) a voluntary employees’ beneficiary association under Section 501(c)(9) of the Code.

(f)                                   No Employee Plan provides post-termination or retiree life insurance, health or other welfare benefits to any person, other than pursuant to Section 4980B of the Code or any similar Applicable Law.

(g)                                  Each Employee Plan that is subject to Section 409A of the Code and the regulations and guidance thereunder (“Section 409A”) has been documented and operated in material compliance with Section 409A.

(h)                                 Since December 31, 2014, there has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Employee Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year on an annualized basis and to the extent such Employee Plan was in effect during the most recent fiscal year.  Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (including the Merger) will, except as otherwise contemplated by this Agreement, either alone or in conjunction with any other event, (i) result in any material payment or benefit becoming due or payable, or required to be provided, to any director, employee, consultant or independent contractor of the Company or any of its Subsidiaries, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee, consultant or independent contractor, (iii) result in the acceleration of the time of payment, vesting or material funding of any such benefit or compensation, (iv) result in the payment of any amount that would not be deductible by reason of Section 280G of the Code or (v) trigger any funding obligation under any Employee Plan or impose any material restrictions or limitations on the Company’s rights to administer or terminate any Employee Plan.  There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party or by which it is bound to compensate any current or former employee or other disqualified individual for excise taxes that may be required pursuant to Section 4999 of the Code or any Taxes required by Section 409A.

(i)                                     (i) Each Non-U.S. Employee Plan is in material compliance with the applicable provisions of Law and regulations regarding employee benefits, mandatory contributions and retirement plans of each jurisdiction in which each such Non-U.S. Employee Plan is maintained, to the extent those Laws are applicable to such Non-U.S. Employee Plan; (ii) each Non-U.S. Employee Plan has been administered at all times in accordance with its terms in all material respects; and (iii) all material Liabilities with respect to each Non-U.S. Employee Plan have been funded in accordance with the terms of such Non-U.S. Employee Plan, and applicable Law.

(j)                                    No material deduction for federal income tax purposes has been nor is any such material deduction expected by the Company to be disallowed for remuneration paid by the Company or any of its Subsidiaries by reason of Section 162(m) or Section 404 of the Code including by reason of the transactions contemplated hereby.

3.17                        Labor Matters.

(a)                                 Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is a party to any Contract or arrangement between or applying to, one or more employees or other service providers and a union, trade union, works council, group of employees or any other employee representative body, for collective bargaining or other negotiating or consultation purposes or reflecting the outcome of such collective bargaining or negotiation or consultation with respect to their respective employees with any labor organization, union, group, association, works council or other employee representative body, or is bound by any equivalent national or sectoral agreement (“Collective Bargaining Agreements”).  Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, there are no pending activities or proceedings or, to the knowledge of the Company, threatened or reasonably anticipated by any works council, union, trade union, or other labor-relations organization or entity (“Labor Organization”) to organize any such employees.  Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, there are no lockouts, strikes, slowdowns, work stoppages or, to the knowledge of the Company, threats thereof by or with respect to any employees of the Company or any of its Subsidiaries nor have there been any such lockouts, strikes, slowdowns or work stoppages or threats thereof with respect to any employees of the Company or any of its Subsidiaries.  Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, the consummation of the transactions contemplated by this Agreement (including the Merger) will not entitle any person (including any Labor Organization) to any payments under any Collective Bargaining Agreement, or require the Company or any of its Subsidiaries to consult with, provide notice to, or obtain the consent or opinion of any Labor Organization.  Except as would not,  individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company any of their respective representatives or employees, has committed any material unfair labor practice in connection with the operation of their respective businesses of the Company or any of its Subsidiaries. Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, there is no charge, complaint or other action against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Authority pending or to the knowledge of the Company threatened.

(b)                                 To the knowledge of the Company it is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).  To the knowledge of the Company, neither the Company nor any of its Subsidiaries is a party to a conciliation agreement, consent decree or other agreement or order with any Governmental Authority.

(c)                                  Except as would not be material to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries is in compliance in all material respects with WARN.  In the past two years, (i) neither the Company nor any of its Subsidiaries has effectuated a “plant closing” (as defined in WARN) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in WARN) affecting any site of employment or facility of the Company or any of its Subsidiaries, and (iii) neither the Company nor any of its Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number, including as aggregated, to trigger application of any similar state, local or foreign law or regulation.  Neither the Company nor its Subsidiaries has caused any of their respective employees to suffer an “employment loss” (as defined in WARN) during the ninety (90) day period prior to the date hereof, and there has been no termination which would trigger any notice or other obligations under WARN.

3.18                        Real Property.

(a)                                 The Company has delivered or made available to Newco a complete and accurate list of all of the real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”).  Except for the Owned Real Property, neither the Company nor any of its Subsidiaries has ever owned any real property, nor is party to any agreement to purchase or sell any real property.  The Company and its Subsidiaries, as applicable, have good, valid and insurable fee title to the Owned Real property free and clear of all Liens, except for Permitted Liens.  None of the Owned Real Property is subject to any right or option of any other Person to purchase or lease an interest in such Owned Real

Property.

(b)                                 The Company has delivered or made available to Newco a complete and accurate list of all of the existing leases, subleases, licenses, or other agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any material real property (such property, the “Leased Real Property” and, collectively with the Owned Real Property, the “Real Property”).  The Company has heretofore made available to Newco true, correct and complete copies of all material Leases of Leased Real Property (including all material modifications and material amendments thereto).  The Company or its Subsidiaries have and own valid leasehold estates in the Leases and the Leased Real Property, free and clear of all Liens other than Permitted Liens.  The Company has delivered or made available to Newco a complete and accurate list of all of the existing material Leases granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any of the Real Property.  The Company and its Subsidiaries currently occupy all of the material Real Property for the operation of their business and there are no other parties occupying or with a right to occupy such Real Property.

(c)                                  All Real Property is suitable for the conduct of the business of the Company and its Subsidiaries as presently conducted, except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

3.19                        Personal Property.  The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens, except in each case for Permitted Liens or as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

3.20                        Intellectual Property.

(a)                                 Schedule 3.20(a) contains a complete and accurate list of the Company Intellectual Property Rights that are Registered IP (“Company Registered IP”). The Company Intellectual Property Rights include all Intellectual Property Rights used or held for use in connection with the operation of the Company’s and its Subsidiaries’ businesses as currently conducted and as currently contemplated to be conducted, and there is no other Intellectual Property Right that is material to or necessary for the operation of their businesses as currently conducted and as currently contemplated to be conducted.  This Section 3.20(a) is not intended to, and does not, constitute a representation or warranty regarding infringement or misappropriation of any other Person’s Intellectual Property Rights, which is addressed exclusively in Section 3.20(d) below.

(b)                                 The Company has no knowledge of any information, materials, facts or circumstances that would render any material Company Registered IP invalid or unenforceable.

(c)                                  With respect to each item of material Company Registered IP to which the Company in its reasonable business discretion has determined to maintain: (i) all necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates have been filed with the relevant patent, copyright, trademark, domain registrars or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered IP; (ii) is currently in compliance with all formal legal requirements with respect thereto, and

(iii)  is not subject to any overdue maintenance fees or taxes.

(d)                                 The development, manufacturing, marketing, sale, offer for sale, exportation, distribution, and/or use by the Company and its Subsidiaries of any Company Products does not infringe or misappropriate, and has not infringed or misappropriated in the last three years, any Intellectual Property Right of any third Person, provided that this representation is made to the knowledge of the Company with respect to patents.  Notwithstanding anything to the contrary in this Agreement, this Section 3.20(d) contains the only representations or warranties made by the Company with respect to infringement or misappropriation of Intellectual Property Rights of any other Person.

(e)                                  The Company or one of its Subsidiaries holds exclusive ownership of all right, title and interest in all material Company Intellectual Property Rights, free and clear of all Liens other than Permitted Liens.

(f)                                   The Company and each of its Subsidiaries act and have acted in the last three years in a reasonable and prudent manner with respect to the protection and preservation of the confidentiality of the Trade Secrets that are material Company Intellectual Property Rights, including by having all employees and consultants of the Company and its Subsidiaries involved in the creation of material Intellectual Property Rights execute agreements assigning ownership in such Intellectual Property Rights to the Company or a Subsidiary, and to the knowledge of the Company, there is no unauthorized use, disclosure or misappropriation of any material Trade Secrets that are Company Intellectual Property Rights by any Person. In connection with the Company’s and its Subsidiaries’ license grants to third parties of any licenses to use any Source Code to any material Technology for any Company Product for which the Company and its Subsidiaries have determined to maintain as a Trade Secret, such arrangements contain customary contractual protections designed to appropriately limit the rights of such third party licensees and preserve the Company’s rights to the Trade Secrets embodied by such Source Code.

(g)                                  To the knowledge of the Company, no Person (or any of such Person’s products or services or other operation of such Person’s business) is infringing upon or otherwise violating, or has infringed upon or otherwise violated in the last three years, in any material respect any Company Intellectual Property Rights, and neither the Company nor any of its Subsidiaries have asserted or threatened in writing any claim against any Person alleging the same.

(h)                                 There is not and has not been in the last three years any Legal Proceeding made, conducted or brought by a third Person that has been served upon or filed with respect to any alleged infringement or other violation by the Company or any of its Subsidiaries of the Intellectual Property Rights of such third Person.

(i)                                     The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) will not, as a result of any Contract to which the Company or any of its Subsidiaries is a party, trigger (i) the Company or its Subsidiaries granting to any third party any rights or licenses to any material Company Intellectual Property Rights, or (ii)  the Company or any of its Subsidiaries being bound by, or subject to, any non-competition, exclusivity or other material restriction on the operation or scope of their respective businesses, except in each case as would not be material to the Company and its Subsidiaries, taken as a whole.

(j)                                    To the knowledge of the Company, the Company IT Assets are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the business of the

Company and the Subsidiaries. The Company IT Assets have not malfunctioned or failed within the past three years in a manner that has had a material impact on the business. To the knowledge of the Company, the Company IT Assets are free from all viruses and other material malware based on use of anti-virus software.  The Company and its Subsidiaries have taken commercially reasonable steps to protect the confidentiality and security of the Company IT Assets (including by implementing reasonable backup, security and disaster recovery measures and technology), and to the knowledge of the Company, no Person has obtained unauthorized access to any Company IT Assets.

(k)                                 The Company and its Subsidiaries exercise ordinary and reasonable care in connection with the use of Public Software. The Company and its Subsidiaries are in compliance in all material respects with all Public Software.

(l)                                     All data which has in the last three years been collected, stored, maintained or otherwise used by the Company and its Subsidiaries has been collected, stored, maintained and used in accordance with (i) the Company and its Subsidiaries’ respective privacy policies and procedures in all material respects and (ii) all Applicable Laws in all material respects, including any laws regarding the collection, retention, use and disclosure of personally identifiable information. The Company and its Subsidiaries have not received in the last three years any written claims, notices or complaints regarding the Company’s or any Subsidiary’s information practices or the disclosure, retention, or misuse of any personally identifiable information by the Federal Trade Commission, any similar foreign bodies, or any other Governmental Authority.

3.21                        Insurance.  The Company and its Subsidiaries have all appropriate policies of insurance, in each case in a form and amount that is customarily carried by persons conducting business similar to that of the Company and which the Company believes is adequate for the operation of its business, except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.  All such insurance policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder, except for such defaults that would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

3.22                        Related Party Transactions.  Except as set forth in the SEC Reports or compensation or other employment arrangements in the ordinary course, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any present or former officer or director, but not including any wholly owned Subsidiary of the Company) thereof or any stockholder that beneficially owns more than five percent (5%) of the Shares, on the other hand.

3.23                        Brokers.  Except for Qatalyst Partners LP, whose agreement has been furnished to Newco or its Representatives, there is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, brokerage, finder’s or other fee or commission in connection with Merger.

3.24                        No Other Representations.  Except for the representations and warranties of the Company expressly set forth in this Article III, (a) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, and Newco and Merger Sub have not relied on, any representation or warranty (whether express or implied) relating to the Company, its Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this

Agreement or the transactions contemplated hereby, including as to the accuracy or completeness of any such information, (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the transactions contemplated hereby, and if made, such representation or warranty must not be and has not been relied upon by Newco, Merger Sub or any of their respective Affiliates and Representatives as having been authorized by the Company or any of its Subsidiaries (or any other Person), and (c) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Newco, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by the Company in connection with the transactions contemplated by this Agreement or in connection with presentations by the Company’s management, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is expressly the subject of any express representation or warranty of the Company set forth in Article III.

Article IV
REPRESENTATIONS AND WARRANTIES
OF NEWCO AND MERGER SUB

Newco and Merger Sub hereby represent and warrant to the Company as follows:

4.1                               Organization  and Good Standing.

(a)                                 Each of Newco and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets.

(b)                                 Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no material liabilities or obligations other than as contemplated by this Agreement.   As of the date hereof, Newco is the sole record stockholder of Merger Sub.  As of immediately prior to the Effective Time, (i) in the event that the Merger Sub Conversion is not consummated, Newco and TPH will be the sole record stockholders of Merger Sub or (ii) in the event that the Merger Sub Conversion is consummated, Newco will be the sole record member of Merger Sub.

4.2                               Authorization  and Enforceability.

(a)                                 Each of Newco and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder.  The execution and delivery of this Agreement by Newco and Merger Sub and the consummation by Newco and Merger Sub of the transactions contemplated hereby (including the Merger) have been duly authorized by all necessary corporate action on the part of Newco and Merger Sub, and no other corporate proceedings on the part of Newco or Merger Sub are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby (including the Merger).

(b)                                 This Agreement has been duly executed and delivered by each of Newco and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Newco and Merger Sub, enforceable against each in accordance with its terms, subject to the Enforceability Limitations.

4.3                               Required Governmental Consents.  No Consent of any Governmental Authority is required on the part of Newco, Merger Sub or any of their Affiliates in connection with the execution, delivery and performance by Newco and Merger Sub of this Agreement and the consummation by Newco and Merger Sub of the transactions contemplated hereby (including the Merger), except (a) the filing of the Certificate of Merger with the Delaware Secretary of State, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (c) compliance with any applicable requirements of the HSR Act and the Antitrust Laws of the Relevant Antitrust Jurisdictions, and (d) such other Consents, the failure of which to obtain would not reasonably be expected to have a Newco Material Adverse Effect.

4.4                               No Conflicts.  The execution, delivery or performance by Newco and Merger Sub of this Agreement, the consummation by Newco and Merger Sub of the transactions contemplated hereby (including the Merger) and the compliance by Newco and Merger Sub with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificates of incorporation or bylaws of Newco or Merger Sub or, (ii) violate or conflict with any Applicable Law or Order, except in the case of clause (ii) above, for such violations or conflicts which would not reasonably be expected to have a Newco Material Adverse Effect.

4.5                               No Ownership of Company Capital Stock.  Neither Newco nor Merger Sub is, nor at any time during the last three years has it been, an “interested stockholder” of the Company within the meaning of Section 203 of the DGCL.

4.6                               No Stockholder and Management Arrangements.  Except as expressly authorized by the Company, neither Newco or Merger Sub, nor any of their respective controlling Affiliates, is a party to any Contracts, or has made or entered into any formal or informal arrangements or other understandings (whether or not binding), with any stockholder, director, officer or other Affiliate of the Company or any of its Subsidiaries relating to this Agreement, the Merger or any other transactions contemplated by this Agreement, or the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time.

4.7                               No Litigation.  There are no Legal Proceedings pending or, to the knowledge of Newco, threatened against or affecting Newco or Merger Sub or any of their respective properties that would, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby (including the Merger) or the performance by Newco and Merger Sub of their respective covenants and obligations hereunder.  Neither Newco nor Merger Sub is subject to any outstanding Order that would, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby (including the Merger) or the performance by Newco and Merger Sub of their respective covenants and obligations hereunder.

4.8                               Solvency.  None of Newco, Merger Sub or the Sponsors is entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries.  Each of Newco and Merger Sub is Solvent as of the date of this Agreement, and each of Newco and the Company and its Subsidiaries (on a consolidated basis) will, after giving effect to the Merger or any other transaction contemplated by this Agreement, including the funding of the Financing and any Alternate Debt Financing, payment of the Merger Consideration, and payment of all other amounts required to be paid in connection with the consummation of the Merger or any other transaction contemplated by this Agreement and the payment of all related fees and expenses, be Solvent at and after the Closing.  As used in this Section 4.8, the term “Solvent” shall mean, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of Newco and, after the Closing, the Company and its Subsidiaries (on a consolidated basis) and of each of them (on a stand-alone basis) will exceed their debts, (b) Newco and, after the Closing, the Company and its Subsidiaries (on a consolidated basis) and each of them (on a stand-alone basis) has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature, and (c) Newco has and, after the Closing, the Company and its Subsidiaries (on a consolidated basis) and each them (on a stand-alone basis) will have, sufficient capital and liquidity with which to conduct its business.  For purposes of this Section 4.8, “debt” means any liability on a claim, and “claim” means any (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

4.9                               Financing.

(a)                                 Newco has delivered to the Company complete and accurate copies of executed commitment letters of even date herewith (collectively, the “Equity Commitment Letter”) from the Sponsors pursuant to which the Sponsors have committed to provide, subject only to the terms and conditions expressly set forth therein, equity financing for the transactions contemplated by this Agreement in the aggregate amount set forth therein (the “Equity Financing”).  The Equity Commitment Letter provides that the Company is a third-party beneficiary thereof and is entitled to enforce such agreement, and that Newco and the Sponsors have waived any defenses to the enforceability of such third party beneficiary rights, in each case, subject only to the express terms and conditions thereof.  The Equity Commitment Letter, in the form so delivered to the Company, is in full force and effect and is a legal, valid and binding obligation of Newco and the Sponsors, enforceable against the parties thereto in accordance with its terms, subject to the Enforceability Limitations.  Notwithstanding anything to the contrary, the Equity Commitment Letter may be specifically enforced against the Sponsors.

(b)                                 Newco has delivered to the Company complete and accurate copies of the executed commitment letter of even date herewith, and the executed engagement letter and fee letters (including any “flex” provisions) related thereto of even date herewith (except that the fee amounts, pricing caps and other economic terms, none of which would adversely affect the amount, conditionality, availability or termination of the Debt Financing to be funded at the Closing, set forth therein have been redacted), together with any related exhibits, schedules, annexes, supplements and term sheets (collectively, the “Debt Commitment Letters” and, together with the Equity Commitment Letter, the “Financing Commitment Letters”), pursuant to which the lender parties thereto (together with their respective Affiliates and their respective officers, employees, directors, equityholders, partners, controlling parties, advisors, agents and representatives and their successors and assigns, the “Debt Financing Sources”) have committed to provide, subject to the terms and conditions set forth therein, debt financing for the Merger and other transactions contemplated by this Agreement in the aggregate amount set forth therein (the “Debt Financing” and together with the Equity Financing, the “Financing”).  Any reference in this Agreement to (i) “Equity Commitment Letter,” “Debt Commitment Letters” or “Financing Commitment Letters” will include such documents as amended or modified in compliance with the provisions of Section 7.3, and (ii) the “Financing” will include the financing contemplated by the Financing Commitment Letters as amended or modified in compliance with the provisions of Section 7.3.  Newco has fully paid any and all commitment fees or other fees that have been incurred and are due and payable in connection with the Financing Commitment Letters prior to or in connection with the execution of this Agreement.  The Debt Commitment Letters in the form so delivered to the Company are in full force and effect and are legal, valid and binding obligations of Newco and, to the knowledge of

Newco, the other parties thereto, enforceable against the parties thereto in accordance with their terms, subject to the Enforceability Limitations.

(c)                                  The aggregate proceeds contemplated by the Financing Commitment Letters, as of the date hereof, together with the Company’s available cash, cash equivalents or marketable securities (based on the most recent balance sheet contained in the SEC Reports), in the aggregate are sufficient (after netting out applicable fees, expenses, original issue discount and similar premiums and charges provided under the Debt Commitment Letters, including after giving effect to the maximum amount of the flex, including original issue discount flex) to enable Newco to (i) consummate the transactions contemplated by this Agreement upon the terms contemplated by this Agreement, (ii) pay all of the Merger Consideration payable in respect of Shares in the Merger pursuant to this Agreement, (iii) pay all amounts payable in respect of Company Options and RSUs (including PSUs) under this Agreement, (iv) pay all liabilities and other obligations of the Company contemplated by the Financing Commitment Letters in connection with the transactions contemplated by this Agreement, and (v) pay all related fees and expenses associated with the transactions contemplated by this Agreement incurred by Newco, Merger Sub, the Surviving Corporation or any of their respective Affiliates.

(d)                                 As of the date of this Agreement, (i) none of the Financing Commitment Letters has been amended or modified (and no such amendment or modification is contemplated as of the date hereof) and (ii) the respective commitments set forth in the Financing Commitment Letters have not been withdrawn or rescinded in any respect (and no such withdrawal or rescission is contemplated).  Except as set forth in the Financing Commitment Letters, there are no side letters or other agreements, contracts or arrangements relating to the Financing.  To Newco’s knowledge, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Newco under any term or condition of the Financing Commitment Letters in the form so delivered to the Company, or otherwise result in any portion of the Financing contemplated thereby to be unavailable or delayed (assuming satisfaction of the conditions set forth in Section 2.2(a) and (b) of this Agreement).  There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in the Financing Commitment Letters.  Newco has no reason to believe that any term or condition to the Financing set forth in the Financing Commitment Letters will not be fully satisfied on a timely basis or that the Financing will not be available to Newco at the Closing, including any reason to believe that any of the Debt Financing Sources or the Sponsors will not perform their respective funding obligations under the Financing Commitment Letters in accordance with their respective terms and conditions.

(e)                                  None of the Sponsors, Newco, Merger Sub or any of their respective Affiliates has entered into any Contract with any Person (i) awarding any Person any financial advisory role on an exclusive basis, or (ii) prohibiting or seeking to prohibit such Person from providing or seeking to provide debt financing to any Person in connection with a transaction relating to the Company or any of its Subsidiaries in connection with the Merger.

4.10                        Funding Agreement.  The Funding Agreement is in full force and effect and is a valid and binding obligation of the Sponsors, enforceable against the Sponsors in accordance with its terms (subject to the Enforceability Limitations) and no event has occurred which, with or without notice, lapse of time or both, could constitute a default on the part of the Sponsors under the Funding Agreement.

4.11                        Non-Reliance.  Newco and Merger Sub hereby acknowledge (each for itself and on behalf of its Affiliates and Representatives) that, as of the date hereof, Newco, Merger Sub and their respective Affiliates and Representatives (a) have received full access to (i) such books and records, facilities, equipment, contracts and other assets of the Company that Newco and Merger Sub and their respective Affiliates and Representatives, as of the date hereof, have requested to review and (ii) the electronic data room hosted by the Company in connection with the transactions contemplated by this Agreement, and (b) have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Newco and Merger Sub hereby acknowledge and agree (each for itself and on behalf of its respective Affiliates and Representatives) that, except for the representations and warranties of the Company expressly set forth in Article III, (a) none of the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty (whether express or implied) relating to the Company, its Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement and the transactions contemplated by this Agreement, including as to the accuracy or completeness of any such information, and none of Newco, Merger Sub or any of their respective Affiliates or Representatives is relying on any representation or warranty except for those representations and warranties of the Company expressly set forth in Article III, (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to the Company, its Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the transactions contemplated hereby, and if made, such representation or warranty has not been and may not be relied upon by Newco, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company or any of its Subsidiaries (or any other Person), and (c) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Newco, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by the Company in connection with the transactions contemplated by this Agreement or in connection with presentations by the Company’s management, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is expressly the subject of any express representation or warranty of the Company set forth in Article III.  Newco and Merger Sub hereby acknowledge (each for itself and on behalf of its Affiliates and Representatives) that it has conducted, to its satisfaction, its own independent investigation of the business, operations and financial condition of the Company and its Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, each of Newco, Merger Sub and their respective Affiliates and Representatives have relied on the results of their own independent investigation.

Article V
CONDUCT OF COMPANY BUSINESS

5.1                               Conduct of Company Business.  Except as expressly required by this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter, pursuant to the ASR Confirmations, or as approved in advance by Newco in writing (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (a) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all Applicable Laws, and (b) use commercially reasonable efforts, consistent with past practices and policies, to (i) preserve intact its business and operations, (ii) keep available the services of its directors, officers and employees and (iii) preserve its current relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.

5.2                               Restrictions on Company Operations.  Except as expressly required or permitted by this

Agreement, as set forth in Section 5.2 of the Company Disclosure Letter, as required by or pursuant to the ASR Confirmations or as approved in advance by Newco in writing (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall not permit its Subsidiaries to:

(a)                                 amend its certificate of incorporation or bylaws or comparable organizational documents;

(b)                                 issue, sell, pledge, encumber or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, except for the issuance and sale of Shares pursuant to Company Options outstanding prior to the date hereof, the vesting of RSUs, PSUs and similar equity awards outstanding prior to the date hereof, or options under the Company ESPP issuable in accordance with the terms of the Company ESPP as of the date hereof;

(c)                                  acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities, except in connection with any net exercise or net share withholding arrangement regarding Company Options, RSUs, PSUs and similar equity awards;

(d)                                 other than cash dividends made by any one or more wholly owned Subsidiaries of the Company to the Company or one or more of its Subsidiaries, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other similar distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock;

(e)                                  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(f)                                   (i) incur or assume any long-term or short-term debt or issue any debt securities, except for (A) short-term debt and/or revolving credit debt incurred under the Existing Credit Agreement (provided the Company shall not be permitted to increase the borrowing capacity as of the date of this Agreement under such agreement) to fund operations of the business in the ordinary course of business consistent with past practice and (B) loans or advances to wholly owned Subsidiaries, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except with respect to obligations of wholly owned Subsidiaries of the Company, (iii) make any loans, advances or capital contributions to or investments in any other Person except loans and advances made in the ordinary course of business consistent with past practice or made by the Company and/or one or more wholly owned Subsidiaries to one or more wholly owned Subsidiaries of the Company or the Company or (iv) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens);

(g)                                  except as may be required by Applicable Law or required by an Employee Plan, (i) enter into, adopt, amend (including acceleration of vesting or funding), modify, grant, commence participation in, alter a prior interpretation of or terminate (or commit to enter into, adopt, amend (including acceleration of vesting or funding), modify, grant, commence participation in or terminate) any bonus, profit sharing, compensation, retention, termination, option, restricted stock, restricted stock unit, appreciation right, performance unit, stock equivalent, Stock Award, share purchase agreement, pension, retirement, deferred compensation, collective bargaining agreement, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, employee, consultant or independent contractor, other than adoption, amending or modifying welfare benefit plans in the ordinary course of business consistent with past practice in a manner that does not materially increase the costs of administering or maintaining such welfare benefit plans, (ii) increase, or agree to increase, in any manner the compensation, severance or benefits of any director, officer or employee, other than merit increases in annual base salary or regular wages in the ordinary course of business consistent with past practice for any non-officer employees, (iii) grant, pay or increase (or commit to grant, pay or increase) any bonus, special remuneration, severance, retirement or termination pay to any director, officer, employee, consultant, or independent contractor or (iv) hire or terminate the employment or services of (other than for cause) any director or officer of the Company or any of its Subsidiaries;

(h)                                 make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Employee Plans or agreements subject to the Employee Plans or any other Contract of the Company other than deposits and contributions that are required pursuant to the terms of the Employee Plans or any agreements subject to the Employee Plans in effect as of the date hereof;

(i)                                     acquire, sell, lease, license or dispose of any property or assets in any single transaction or series of related transactions, except for (i) transactions with an aggregate value of less than $2,500,000 individually or $5,000,000 in the aggregate, (ii) the sale of goods or grants of non-exclusive licenses with respect to Company Intellectual Property Rights in the ordinary course of business consistent with past practice and (iii) capital expenditure(s) that, individually or in the aggregate, are not in excess of $500,000 individually and $1,000,000 in the aggregate, or any capital expenditure (or series of related capital expenditures) that are consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date of this Agreement, as made available or furnished to Newco or its Representatives;

(j)                                    except as may be required by Applicable Law or GAAP, make any change in any of the accounting principles or practices used by it;

(k)                                 except as required by Applicable Law or GAAP, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, in any case other than in the ordinary course of business consistent with past practice;

(l)                                     (i) make or change any material Tax election, (ii) file any amended income Tax Return or any other amended Tax Return that would materially increase the Taxes payable by the Company or  its Subsidiaries, (iii) settle or compromise any material Liability for Taxes, (iv) adopt or change any material Tax accounting method, (v) surrender any right to claim a material Tax refund, (vi) enter into any “closing agreement” within the meaning of Section 7121 of the Code, or (vii) consent to any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes;

(m)                             (i) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein or (ii) enter into, renew, amend, terminate or grant any release or relinquishment of any rights under any Material Contract other than in the ordinary course of business consistent with past practice;

(n)                                 settle or compromise any pending or threatened Legal Proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, Liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise), other than the settlement, compromise, payment, discharge or satisfaction of Legal Proceedings, claims and other Liabilities the settlement, compromise, discharge or satisfaction of which does not include any obligation (other than the payment of money not in excess of $1,000,000 individually or $2,500,000 in the aggregate) to be performed by the Company or its Subsidiaries following the Effective Time; or

(o)                                 enter into a Contract or otherwise authorize or commit to do any of the foregoing.

5.3                               No Control.  Notwithstanding the foregoing, nothing in this Article V is intended to give Newco or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time.  Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

5.4                               Procedures for Requesting Newco Consent.  If the Company desires to take an action that would be prohibited pursuant to Section 5.1 or Section 5.2 without the written consent of Newco, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to any of the individuals listed on Schedule 5.4, and Newco shall, and shall cause such individual to, promptly respond to such request.  If Newco fails to cause such individual to respond to such request by the third (3rd) Business Day after the delivery of such request pursuant to this Section 5.4 and confirmation of receipt by such Person, then Newco shall be deemed to have consented to the taking of and the Company shall be permitted to take such action.

5.5                               Preparation of Tax Returns.  Prior to the Closing Date, the Company shall prepare and timely file (or cause to be prepared and timely filed), consistent with Applicable Law, all material Tax Returns required to be filed by any of the Company and its Subsidiaries prior to the Closing Date (after taking into account all valid extensions) and timely pay (or cause to be paid) any material Taxes shown as due on such Tax Returns, except to the extent such Taxes are contested in good faith and adequate reserves have been established for such Taxes in accordance with GAAP.

Article VI
NON-SOLICITATION OF ACQUISITION PROPOSALS

6.1                               Termination of Discussions.  Upon execution and delivery of this Agreement, the Company and its Subsidiaries shall, and shall cause their respective Representatives to, immediately cease and cause to be terminated, and shall not authorize or knowingly permit any of the Company’s or its Subsidiaries’ Representatives to continue, any and all existing activities, discussions or negotiations with any Third Party conducted heretofore with respect to any Acquisition Proposal or Acquisition Transaction.

6.2                               Non-Solicitation.

(a)                                 At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall not authorize or permit any of its Subsidiaries to (and shall not authorize or permit any Representatives of the Company or any of its Subsidiaries to), directly or indirectly:

(i)                                     solicit, initiate, knowingly encourage, cooperate with, knowingly facilitate or knowingly induce the making of any submission or announcement of an Acquisition Proposal or the making of any inquiry, offer or proposal that would reasonably be expected to lead to any Acquisition Proposal or Acquisition Transaction; or

(ii)                                  furnish to any Third Party any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Third Party, in each case in connection with an Acquisition Proposal or Acquisition Transaction, or take any other action intended to assist or facilitate the making of any Acquisition Proposal or any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal or Acquisition Transaction; or

(iii)                               participate or engage in discussions or negotiations with any Third Party regarding an Acquisition Proposal or Acquisition Transaction; or

(iv)                              approve, endorse or recommend an Acquisition Proposal or Acquisition Transaction; or

(v)                                 except for an Acceptable Confidentiality Agreement contemplated by Section 6.2(b), execute or enter into any letter of intent, memorandum of understanding or Contract contemplating or otherwise relating to an Acquisition Proposal or Acquisition Transaction; or

(vi)                              terminate, amend, release, modify or fail to enforce any provision of, or grant any permission, waiver or request under, any confidentiality or other similar agreement entered into by the Company in respect of or in contemplation of an Acquisition Proposal or Acquisition Transaction; or

(vii)                           take any action to make the provisions of any takeover laws inapplicable to any Acquisition Proposal or Acquisition Transaction; or

(viii)                        publicly propose to do any of the foregoing.

(b)                                 Notwithstanding the foregoing provisions of Section 6.2(a), prior to obtaining the Requisite Stockholder Approval, the Company Board may, directly or indirectly through any Representative, (x) engage or participate in discussions or negotiations with any Third Party (and its Representatives) that has made a written Acquisition Proposal after the date of this Agreement that was not solicited in material violation of Section 6.2(a) and that the Company Board determines in good faith (after consultation with its financial advisor and its outside legal counsel) either constitutes or is reasonably likely to lead to a Superior Proposal, and/or (y) furnish any non-public information relating to the Company or any of its Subsidiaries to any Third Party (and its Representatives) that has made a written Acquisition Proposal after the date of this Agreement that was not solicited in material violation of Section 6.2(a) and that the Company Board determines in good faith (after consultation with its financial advisor and its outside legal counsel) either constitutes or is reasonably likely to lead to a Superior Proposal, provided that, in the case of any action taken pursuant to the foregoing clauses (x) or (y):

(i)                                     either the Company is already a party to an Acceptable Confidentiality Agreement with such Third Party or the Company enters into an Acceptable Confidentiality Agreement with such Third Party;

(ii)                                  the Company notifies Newco of the identity of such Person and provides Newco all of the terms and conditions of such Acquisition Proposal and a copy thereof; and

(iii)                               contemporaneously with furnishing any non-public information to such Third Party (and/or its Representatives), the Company furnishes or makes available such non-public information to Newco or its Representatives (to the extent such information has not been previously furnished to Newco).

(c)                                  The Company hereby acknowledges and agrees that any material violation of the restrictions set forth in this Section 6.2 by any Subsidiary of the Company or any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.2 by the Company.

6.3                               Notice and Information.

(a)                                 The Company shall promptly notify Newco orally (and then in writing within twenty-four (24) hours) of (i) any Acquisition Proposal received by the Company, (ii) any request for information relating to any Acquisition Proposal or any potential Acquisition Proposal or any amendment thereto received by the Company, or (iii) any inquiry made to the Company with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, the terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry.

(b)                                 The Company shall keep Newco reasonably informed on a reasonably current basis (and in any event within twenty-four (24) hours of any change in status) of the status and material details (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry, and provide Newco with copies of all written documents, requests or inquiries relating to any Acquisition Proposal (including the financing thereof) exchanged between the Company, its Subsidiaries or any of their respective Representatives, on the one hand, and the Person making the Acquisition Proposal, request or inquiry (or such Person’s Affiliates or Representatives), on the other hand within twenty-four (24) hours after receipt or delivery thereof.

(c)                                  The Company agrees that neither it nor its Subsidiaries shall enter into any agreement with any Person that prohibits the Company from providing any information to Newco in accordance with this Section 6.3.

Article VII
ADDITIONAL COVENANTS AND AGREEMENTS

7.1                               Company Stockholder Approval.

(a)                                 Proxy Statement and Other SEC Filings.

(i)                                     Promptly following the date of this Agreement, the Company will prepare (in consultation with Newco) and file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholder Meeting. Subject to Section 7.1(c), the Company shall include the Company Board Recommendation in the Proxy Statement.

(ii)                                  If the Company determines it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to Applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company shall promptly prepare and file such Other Required Company Filing with the SEC. The Company shall use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq. The Company may not file the Proxy Statement or any Other Required Company Filing with the SEC without providing Newco and its counsel a reasonable opportunity to review and comment thereon, which comments shall be considered by the Company in good faith. On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting, neither the Proxy Statement nor any Other Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading.  Notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by Newco, Merger Sub or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing. The information supplied by the Company and its Affiliates for inclusion or incorporation by reference in any Other Required Newco Filings will not, at the time that such Other Required Newco Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iii)                               If Newco, Merger Sub or any of their respective Affiliates is/are required to file any document with the SEC in connection with the Merger or the Company Stockholder Meeting pursuant to Applicable Law (an “Other Required Newco Filing”), then Newco and Merger Sub shall, and shall cause their respective Affiliates to, promptly prepare and file such Other Required Newco Filing with the SEC. Newco and Merger Sub shall cause, and shall cause their respective Affiliates to cause, any Other Required Newco Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. Neither Newco or Merger Sub nor any of their respective Affiliates may file any Other Required Newco Filing (or any amendment thereto) with the SEC without providing the Company and its counsel a reasonable opportunity to review and comment thereon, which comments shall be considered by Newco, Merger Sub or their Affiliates in good faith. On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting, no Other Required Newco Filing will knowingly contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by Newco or Merger Sub with respect to any information supplied by the Company or any of its Affiliates for inclusion or incorporation by reference in any Other Required Newco Filing.  The information supplied by Newco, Merger Sub and their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing will not, at the time that the Proxy Statement or such Other Required Company Filing is filed with the SEC, knowingly contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv)                              Each of the Company, on the one hand, and Newco and Merger Sub, on the other hand, shall furnish all information concerning it and its Affiliates, if applicable, as the other party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and any Other Required Company Filing or any Other Required Newco Filing.  If at any time prior to the Company Stockholder Meeting any information relating to the Company, Newco, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Newco or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement, any Other Required Company Filing or any Other Required Newco Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the party that discovers such information will promptly notify the other, and an appropriate amendment or supplement to such filing describing such information will be promptly prepared and filed with the SEC by the appropriate party and, to the extent required by applicable law or the SEC or its staff, disseminated to the Company Stockholders.

(v)                                 The Company and its Affiliates, on the one hand, and Newco, Merger Sub and their respective Affiliates, on the other hand, may not communicate in writing with the SEC or its staff with respect to the Proxy Statement, any Other Required Company Filing or any Other Required Newco Filing, as the case may be, without providing the other a reasonable opportunity to review and comment on such written communication which comments shall be considered by the filing party in good faith.

(vi)                              The Company, on the one hand, and Newco and Merger Sub, on the other hand, will advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for (A) any amendment or revisions to the Proxy Statement, any Other Required Company Filing or any Other Required Newco Filing, as the case may be, (B) any receipt of comments from the SEC or its staff on the Proxy Statement, any Other Required Company Filing or any Other Required Newco Filing, as the case may be, or (C) any receipt of a request by the SEC or its staff for additional information in connection therewith.

(vii)                           Subject to Applicable Law, the Company will use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as reasonably practicable following the filing thereof with the SEC.

(b)                                 Stockholder Meeting.

(i)                                     The Company shall establish a record date for, call, give notice of, convene and hold a meeting of the Company Stockholders as promptly as reasonably practicable following the date of this Agreement for the purpose of voting upon the adoption of this Agreement in accordance with Delaware Law (the “Company Stockholder Meeting”), with the record date and meeting date of the Company Stockholder Meeting to be selected after reasonable consultation with Newco.  Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Company Stockholder Meeting if (A) there are not holders of a sufficient number of Shares present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting, (B) the Company is required to postpone or adjourn the Company Stockholder Meeting by Applicable Law, order or a request from the SEC or its staff, or (C) the Company Board (or any committee thereof) has determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Stockholder Meeting, including in order to give the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company Stockholders or otherwise made available to the Company Stockholders (including in connection with any Company Board Recommendation Change).

(ii)                                  The Company shall solicit from Company Stockholders proxies in favor of the adoption of this Agreement in accordance with Delaware Law, and unless the Company Board has effected a Company Board Recommendation Change, the Company shall use its reasonable best efforts to secure the Requisite Stockholder Approval at the Company Stockholders Meeting.  Unless this

Agreement is earlier terminated pursuant to Article VIII, the Company shall establish a record date for, call, give notice of, convene and hold the Company Stockholders Meeting for the purpose of voting upon the adoption of this Agreement in accordance with Delaware Law, whether or not the Company Board at any time subsequent to the date hereof shall have effected a Company Board Recommendation Change or otherwise shall determine that this Agreement is no longer advisable or recommends that the Company Stockholders reject it.

(c)                                  Board Recommendation.

(i)                                     Subject to the provisions of this Section 7.1(c), (A) the Company Board shall (x) recommend that the Company’s stockholders adopt this Agreement in accordance with the applicable provisions of Delaware Law (the “Company Board Recommendation”) and (y) include the Company Board Recommendation in the Proxy Statement, and (B) neither the Company Board nor any committee thereof shall (1) fail to make, withdraw, amend, qualify or modify the Company Board Recommendation in a manner that is adverse to Newco, or publicly propose to withhold, withdraw, amend, qualify or modify the Company Board Recommendation in a manner that is adverse to Newco, or (2) approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, an Acquisition Proposal or Acquisition Transaction other than the Merger (the actions or inactions referred to in the preceding clauses (1) and (2) being referred to herein as a “Company Board Recommendation Change”).

(ii)                                  Notwithstanding anything to the contrary set forth in this Agreement, the Company Board may effect a Company Board Recommendation Change at any time prior to obtaining the Requisite Stockholder Approval in the event that:

(A)                               the Company Board has received a written Acquisition Proposal after the date of this Agreement that was not solicited in material violation of Section 6.2(a);

(B)                               The Company Board determines in good faith (after consultation with its financial advisor and its outside legal counsel) that such Acquisition Proposal is a Superior Proposal (which determination and any public announcement thereof shall not constitute a Company Board Recommendation Change);

(C)                               prior to effecting such Company Board Recommendation Change, the Company Board shall have given Newco at least three (3) Business Days’ written notice of its intention to effect a Company Board Recommendation Change pursuant to this Section 7.1(c)(ii) (the “Board Recommendation Notice Period”) (which notice shall include the most current version of the proposed definitive agreement and, to the extent not included therein, all material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal);

(D)                               if requested by Newco, during the Board Recommendation Notice Period, the Company shall have met and negotiated with Newco regarding modifications to the terms and conditions of this Agreement so that such Superior Proposal ceases to be a Superior Proposal;

(E)                                prior to the end of the Board Recommendation Notice Period, Newco shall not have made a counter-offer or proposal in writing and in a manner that, if accepted by the Company, would form a binding contract, that the Company Board determines (after consultation with its financial advisor and its outside legal counsel) is at least as favorable to the Company Stockholders as such Superior Proposal (it being understood that (x) any material revision to the terms of a Superior Proposal, including, any revision in price, shall require a new written notice pursuant to clause (C) above,

(y) the Board Recommendation Notice Period shall be extended, if applicable, to the extent necessary to ensure that at least three (3) Business Days remain in the Board Recommendation Notice Period subsequent to each time the Company notifies Newco of any such material revision and (z)  there may be multiple extensions of the Board Recommendation Notice Period); and

(F)                                 the Company Board determines (after consultation with its outside legal counsel and after considering any counter-offer or proposal made by Newco pursuant to clause (E) above), that, in light of such Superior Proposal, the failure to effect a Company Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law.

(iii)                               Notwithstanding anything to the contrary set forth in this Agreement, the Company Board may effect a Company Board Recommendation Change in response to an Intervening Event unrelated to a Superior Proposal at any time prior to obtaining the Requisite Stockholder Approval but only if prior to taking any such action:

(A)       the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to effect a Company Board Recommendation Change in response to an Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law (taking into account any adjustment or revisions proposed by Newco (including pursuant to clause (C) below);

(B)       the Company Board has given Newco at least five (5) Business Days’ prior written notice of its intention to take such action, which notice shall specify in detail the basis for the Company Board Recommendation Change;

(C)       during such five (5) Business Day period, the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Newco to the extent Newco wishes to negotiate, to enable Newco to revise the terms of this Agreement in such a manner that would obviate the need for taking such action;

(D)       following such five (5) Business Day period, the Company Board shall have determined in good faith (after consultation with its financial advisers and outside legal counsel) that the revisions proposed by Newco pursuant to the foregoing clause (C) would not obviate the need for a Company Board Recommendation Change in response to such Intervening Event.

(iv)                              Nothing in this Agreement shall prohibit the Company Board from taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act or any other Applicable Law; provided, however, that any statement(s) made by the Company Board pursuant to Rule 14e-2(a) under the Exchange Act or Rule 14d-9 under the Exchange Act shall be subject to the terms and conditions of this Agreement; provided, further, for the avoidance of doubt, that it shall not constitute a Company Board Recommendation Change for the Company Board to make a “stop, look and listen” communication pursuant to Rule 14d9-f.

7.2                               Regulatory Approvals.

(a)                                 Filings and Cooperation. Each of Newco and the Company shall (a) within fifteen (15) Business Days following the date hereof, file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby

(including the Merger) as required by the HSR Act, (b) as soon as reasonably practicable following the date hereof, file comparable pre-merger notification filings, forms and submissions that are required in the Relevant Antitrust Jurisdictions, and (b) within fifteen (15) Business Days following the date hereof, file a draft joint voluntary notice with CFIUS  with respect to the transaction contemplated by this Agreement.  Each of Newco and the Company shall (a) cooperate and coordinate with the other in the making of such filings and the taking of any other actions pursuant to this Section 7.2, (b) supply the other with any information that may be required in order to effectuate such filings, and (c) supply any additional information that reasonably may be required or requested by the FTC, the DOJ, CFIUS or the competition or merger control authorities of the Relevant Antitrust Jurisdictions and that Newco reasonably deems necessary and/or appropriate.  Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication, and furnish the other parties with copies of any written communication, from any Governmental Authority in the U.S. or any Relevant Antitrust Jurisdictions regarding the Merger or any other transactions contemplated by this Agreement.  If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the Merger or any other transactions contemplated by this Agreement, then such party shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

(b)                                 Remedies.    In furtherance and not in limitation of the provisions of Section 7.2(a), if and to the extent necessary to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to clearance of the Merger pursuant to the HSR Act and any other Antitrust Laws of the Relevant Antitrust Jurisdictions applicable to the Merger, each of Newco and Merger Sub (and their respective Affiliates, if applicable) will (i) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, (A) the sale, divestiture, license or other disposition of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses of Newco and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company and its Subsidiaries, on the other hand; and (B) any other restrictions on the activities of Newco and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company and its Subsidiaries, on the other hand, and (ii) contest, defend and appeal any Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger.  Notwithstanding the foregoing, nothing in this Agreement shall obligate or require Newco, Merger Sub or any of their respective Affiliates to, and the Company and its Subsidiaries shall not, without the prior written consent of Newco, take any action, or agree or commit to take any action, or agree to any condition or limitation, in connection with obtaining the foregoing clearances that would reasonably be expected to have a material adverse effect on the business, results of operations, or financial condition of (x) Newco, Merger Sub or any of their respective Affiliates, or (y) the Company and its Subsidiaries (in each case of (x) and (y), measured on a scale relative to the Company and its Subsidiaries, taken as a whole).

(c)                                  Additional Actions.  From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, unless the Company otherwise consents, Newco and Merger Sub will not, and will not cause any of their Affiliates (including the Sponsors) to: (a) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business of any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets if such business competes in any line of business of the Company or its Subsidiaries and the entering into of a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation could reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, order, declaration or approval of any Governmental

Authority necessary to consummate the Merger or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Merger, (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise, or (iv) materially delay or prevent the consummation of the Merger; (b) enter or agree to enter into any definitive agreement (i) for the acquisition of any business or Person or take or agree to take any other action that, in either case, would reasonably be expected to materially interfere with their ability to make available to the Payment Agent immediately prior to the Effective Time funds sufficient to enable Newco and Merger Sub to satisfy all of their obligations under this Agreement, or (ii) that otherwise would be reasonably expected to delay or prevent the consummation of the Merger; and (c) take or agree to take any other action that would reasonably be expected to prevent or materially delay the consummation of the Merger.

7.3                               Financing.

(a)                                 No Amendments to Financing Commitment Letters.  Subject to the terms and conditions of this Agreement, each of Newco and Merger Sub will not permit any assignment of the Financing Commitment Letters, or any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Financing Commitment Letters if such assignment, amendment, modification or waiver would, or could reasonably be expected to, (i) reduce the aggregate amount of the Debt Financing (unless the Equity Financing is increased by an equivalent amount) or reduce the aggregate amount of the Equity Financing, (ii) impose new or additional conditions to the Financing or otherwise expand, amend or modify any of the conditions to the receipt of the Financing, (iii) adversely impact the ability of Newco or Merger Sub to enforce its rights against the other parties to the Financing Commitment Letters, or (iv) prevent, impede or materially delay the consummation of the Financing. In addition to the foregoing, Newco and Merger Sub shall not release or consent to the termination of the Debt Commitment Letters or of any lender in accordance with the terms of the Debt Commitment Letters or release any commitment in connection with the appointment of the Additional Lead Arrangers under Section 2 of the Debt Commitment Letters prior to the first to occur of the Closing and the expiration of the Debt Commitment Letters in accordance with their terms, except (x) for assignments and replacements of a lender under the terms of, and only in connection with, the syndication in connection with the funding and Closing of the Debt Financing under the Debt Commitment Letters, (y) for replacements of the Debt Commitment Letters with alternative financing commitments pursuant to Section 7.3(c) or (z) with the prior written consent of the Company.

(b)                                 Equity Financing.  Newco shall take (or cause to be taken) all actions and do (or cause to be done) all things necessary, proper or advisable to obtain the Equity Financing, including by (i) maintaining in effect the Equity Commitment Letter, (ii) complying with its obligations under the Equity Commitment Letter, (iii) satisfying on a timely basis all conditions applicable to Newco or Merger Sub in such Equity Commitment Letter that are within its control, if any, (iv) enforcing its rights under the Equity Commitment Letter, and (v) consummating the Equity Financing at or prior to Closing, including by causing the Sponsors to fund the Equity Financing at the Closing.

(c)                                  Debt Financing and Alternate Debt Financing.  Newco shall use (or cause Merger Sub to use) its reasonable best efforts to arrange the Debt Financing and obtain the financing contemplated thereby as promptly as reasonably practicable on the terms and conditions set forth in the Debt Commitment Letters, including using its reasonable best efforts to (i) maintain in effect the Debt Commitment Letters in accordance with the terms and subject to the conditions thereof, (ii) comply with its obligations under the Debt Commitment Letters, (iii) as promptly as practicable, negotiate, execute and deliver definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letters on the terms and conditions contemplated by the Debt Commitment Letters, (iv)

satisfy on a timely basis all conditions to funding that are applicable to Newco and Merger Sub in the Debt Commitment Letters and the definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letters, (v) enforce its rights under the Debt Commitment Letters and (vi) consummate the Debt Financing at or prior to the Closing.  Newco and Merger Sub will fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Debt Commitment Letters as and when they become due.  In furtherance and not in limitation of the foregoing, in the event that any portion of the Debt Financing becomes unavailable on the terms and conditions set forth in the Debt Commitment Letters, Newco shall use its reasonable best efforts to, as promptly as practicable following the occurrence of such event, (i) obtain alternative financing from alternative sources on terms and conditions not less favorable in the aggregate to Newco, Merger Sub and the Surviving Corporation than those set forth in the Debt Commitment Letters and in an amount at least equal to the Debt Financing or such unavailable portion thereof, as the case may be (the “Alternate Debt Financing”), and (ii) obtain one or more new financing commitment letters with respect to such Alternate Debt Financing (the “New Debt Commitment Letters”), which New Debt Commitment Letters will replace the existing Debt Commitment Letter in whole or in part. Newco shall promptly provide the Company with a copy of any New Debt Commitment Letters and any fee letter in connection therewith (except that the fee amounts, pricing caps and other economic terms, none of which would adversely affect the conditionality, availability or termination of the Alternate Debt Financing to be funded at the Closing, set forth therein may be redacted).  In the event that any New Debt Commitment Letters are obtained, (A) any reference in this Agreement to the “Financing Commitment Letters” or the “Debt Commitment Letters” will be deemed to include the Debt Commitment Letters to the extent not superseded by one or more New Debt Commitment Letters at the time in question and any New Debt Commitment Letters to the extent then in effect, and (B) any reference in this Agreement to the “Financing” or the “Debt Financing” means the debt financing contemplated by the Debt Commitment Letters as modified pursuant to the foregoing.

(d)                                 Information.  Newco and Merger Sub shall (i) keep the Company reasonably informed on a reasonably current basis of the status of its efforts to arrange the Financing or any applicable Alternate Debt Financing, and (ii) promptly (but in any event within one Business Day) provide the Company with copies of all executed amendments, modifications or replacements of Debt Commitment Letters (it being understood that any amendments, modifications or replacements shall only be as permitted herein) or definitive agreements related to the Financing. Without limiting the generality of the foregoing, Newco and Merger Sub shall promptly notify the Company (A) of any breach (or threatened breach) or default (or any event or circumstance that, with notice or lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to the Financing Commitment Letters or definitive agreements related to the Financing of which Newco becomes aware, (B) of the receipt by Newco or Merger Sub of any written notice or communication from the Sponsors, any Equity Financing Source or any Debt Financing Source with respect to any breach (or threatened breach), default, termination or repudiation by any party to a Financing Commitment Letter or any definitive agreements related to the Financing of any provisions of any Financing Commitment Letter or such definitive agreements, and (C) if for any reason, Newco or Merger Sub at any time believes it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitment Letters or any definitive agreements related to the Financing.

(e)                                  No Financing Condition. Newco and Merger Sub each acknowledge and agree that obtaining the Financing is not a condition to the Closing.  In the event that the Financing has not been obtained, Newco and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Section 2.2, to consummate the Merger.

(f)                                   Company Support.

(i)                                     Prior to the Effective Time, the Company will use its reasonable best efforts, and will use its reasonable best efforts to cause each of its Subsidiaries and Representatives to use its respective reasonable best efforts, to provide Newco, at Newco’s sole expense, with all cooperation reasonably requested by Newco to assist it in causing the conditions in the Debt Commitment Letters to be satisfied or as is otherwise reasonably requested by Newco in connection with the Debt Financing, including:

(A)                               participation by the Company’s senior management team in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions and sessions with rating agencies and using reasonable best efforts to cause the Company’s auditors to participate in due diligence activities with the Debt Financing Sources;

(B)                               reasonably assisting with the preparation of materials for rating agency presentations, road shows, an offering memorandum, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents or other marketing materials required to be provided by the Debt Commitment Letters (including the provision of “backup” support);

(C)                               as promptly as reasonably practical, furnishing Newco and the Debt Financing Sources with (x) such information as may be reasonably necessary for the Required Financial Information to remain Compliant and (y) such other pertinent financial and other customary information (including assistance with preparing projections, financial estimates, forecasts and other forward-looking information) as Newco, Merger Sub or Debt Financing Sources shall reasonably request in order to consummate the Debt Financing or as is customary for the arrangement of loans or issuance of debt securities contemplated by the Debt Financing (including all information contemplated by paragraph 8 of Exhibit D to the Debt Commitment Letter or the analogous provision in any amendment, modification, supplement, restatement or replacement thereof permitted or required hereunder), but in each case subject to the limitations specified in paragraph 8 of Exhibit D;

(D)                               delivery of customary authorization letters that authorize the distribution of the confidential information memorandum to prospective lenders, which letters shall contain a customary “10b-5” representation by the Company with respect to the Company and its Subsidiaries and contain a representation that the public-side version does not include material non-public information about the Company and its Subsidiaries or their securities;

(E)                                delivery to Newco and the Debt Financing Sources of the Required Financial Information;

(F)                                 reasonable participation by senior financial officers of the Company and its Subsidiaries in the negotiation of the definitive documentation for the Debt Financing;

(G)                               reasonably assisting Newco in Newco’s preparation of pro forma financial statements and financial information as of and for the twelve (12) month period ending on the last day of the most recently completed four (4) fiscal quarter period ended at least forty-five (45) days before the Closing Date, prepared after giving effect to the transactions described in the Debt Commitment Letters as if such transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statements of income), which need not include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R));

(H)                              using reasonable best efforts to assist in obtaining consents and legal opinions customary for financings similar to the Debt Financing;

(I)                                   using reasonable best efforts prior to the commencement of the Marketing Period to help Newco procure public corporate ratings in respect of the Company and public ratings of the facilities contemplated by the Debt Commitment Letters and public ratings for any notes issued as a part of the Debt Financing from Standard & Poor’s Financial Services LLC and Moody’s Investors Service, Inc.;

(J)                                   ensuring that there are no competing issues, offerings, arrangements or placements of debt securities or syndicated commercial bank or other credit facilities of the Company or its Subsidiaries (of the types contemplated by the Debt Commitment Letter) being offered, placed or arranged between the date of this Agreement and the Closing Date (other than any indebtedness of the Company and its Subsidiaries permitted to be incurred hereunder);

(K)                              reasonably facilitating the satisfaction on a timely basis of all conditions in the Debt Commitment Letters that are within its control;

(L)                                assisting in the preparation of any credit agreement, guarantee, pledge and security documents, other definitive financing documents and other certificates or documents with respect to the Debt Financing contemplated by the Debt Commitment Letters as may be reasonably requested by Newco (including a certificate of the chief financial officer of the Company with respect to the solvency of the Company and its Subsidiaries on a consolidated basis) or otherwise reasonably facilitating the pledging of collateral and the payoff of existing Indebtedness and the release of related liens, guarantees and other security interests;

(M)                            at least three (3) Business Days prior to the Closing Date, providing all documentation and information as is reasonably requested in writing by Newco at least ten (10) days prior to the Closing Date about the Company and its Subsidiaries that Newco reasonably determines to be required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, in connection with the Debt Financing; and

(N)                               using reasonable best efforts to ensure that any syndication efforts in connection with the Debt Financing benefit from the Company’s existing lending and investment banking relationships;

(O)                               taking all actions reasonably requested by Newco and necessary to (A) permit the prospective lenders involved in the Debt Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements to the extent customary and reasonable and (B) at the Closing, establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing; and

(P)                                 subject to customary confidentiality arrangements, providing other customary and reasonable due diligence materials as Newco may reasonably request to potential Debt Financing Sources necessary to consummate the Debt Financing.

(ii)                                  Notwithstanding the provisions of Section 7.3(f)(i) or any other provision of this Agreement, nothing in this Agreement will require the Company or any of its

Subsidiaries to (A) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Newco, (B) enter into any definitive agreement the effectiveness of which is not conditioned on the Closing Date, (C) give any indemnities the effectiveness of which are not conditioned on the Closing Date, (D) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company and its Subsidiaries (for the avoidance of doubt, any action to be taken that is customary for transactions of the type contemplated by the Financing shall not be deemed to unreasonably interfere with the conduct of the business of the Company and its Subsidiaries), (E) provide any information the disclosure of which is prohibited or restricted by its organizational documents or any Applicable Law or is legally privileged, or (F) take any action that will conflict with or violate any Applicable Laws or would result in a violation or breach of, or default under, any agreement to which the Company or any of its Subsidiaries is a party; provided that the Company and its Subsidiaries shall use commercially reasonable efforts to obtain the consent of any third Person to such agreement to which the Company or any of its Subsidiaries is a party. In addition, no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time, and neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (including being an issuer or other obligor with respect to the Debt Financing) that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time. Nothing in this Agreement will require (A) any officer or Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action pursuant to Section 7.3(f)(i) or any other provision of this Agreement that could reasonably be expected to result in personal liability to such officer or Representative, or (B) the members of the Company Board as of the date hereof to approve any financing or Contracts related thereto prior to the Effective Time.

(g)                                  Confidentiality.  All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Newco and Merger Sub will be permitted to disclose such information to any financing sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Debt Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) and to any rating agencies so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto, or (ii) are subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a beneficiary.

(h)                                 Company Reimbursement and Indemnification.

(i)                                     Upon request by the Company, Newco shall promptly following the Closing or the valid termination of this Agreement (and in any event within thirty (30) calendar days following the Closing or the valid termination of this Agreement) reimburse the Company and its Subsidiaries for all reasonable out-of-pocket costs and expenses (including legal fees and expenses) incurred by the Company and/or any of its Subsidiaries in connection with providing the support and cooperation contemplated by Section 7.3(f); provided, that, the Company shall consult with Newco prior to the Company and/or any of its Subsidiaries making any expenditures in excess of $50,000 in connection with providing the support and cooperation contemplated by Section 7.3(f).

(ii)                                  Newco shall indemnify and hold harmless the Company and its Subsidiaries, and each of their respective directors, officers, employees, agents and other representatives, from and against any and all losses, damages, claims, interest, costs or expenses (including reasonable out-of-pocket legal fees and expenses), awards, judgments, penalties and amounts paid in settlement suffered or incurred by any of them in connection with the Debt Financing, including providing the support and cooperation contemplated by Section 7.3(f) and any information utilized in connection therewith (other than information provided by the Company or any of the Company’s Subsidiaries), other than to the extent such losses, damages, claims, interest, costs or expenses arise from the willful misconduct or gross negligence of any such indemnified person.

(i)                                     No Exclusive Arrangements. In no event will the Sponsors, the Equity Financing Sources, Newco, Merger Sub or any of their respective Affiliates (which for this purpose will be deemed to include each direct investor in Newco or Merger Sub and the financing sources or potential financing sources of Newco, Merger Sub and such investors) enter into or enforce any Contract prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt or equity financing for the Merger or any other transaction involving the Company or any of its Subsidiaries from providing or seeking to provide debt or equity financing to any Person in connection with the Merger or any other transaction relating to the Company or any of its Subsidiaries.

(j)                                    Company Logos.  The Company’s and its Subsidiaries’ logos may be used in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(k)                                 Waiver.  In no event shall the Company or any of its Affiliates (i) seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Debt Financing Source or any of its directors, officers, employees, incorporators, members, partners, shareholders, Affiliates, agents, attorneys, advisors, lenders or representatives or (ii) seek to enforce the commitments against, make any claims for breach of the commitments contained in the Debt Commitment Letters against, or seek to recover monetary damages from, or otherwise sue, the Debt Financing Sources for any reason, including in connection with the Debt Financing or the obligations of the Debt Financing Sources thereunder.  The Company and its Affiliates hereby waive any and all claims and causes of action (whether in contract or in tort, in law or in equity) against the Debt Financing Sources that may be based upon, arise out of or relate to this Agreement, the Debt Commitment Letters or the Debt Financing.  Nothing in this Section 7.3(k) shall in any way limit or qualify the obligations and liabilities of the parties to the Debt Commitment Letters to each other or in connection therewith.

7.4                               Efforts to Close.

(a)                                 Reasonable Best Efforts.  In furtherance and not in limitation of the other covenants and agreements set forth in this Agreement, including Sections 7.2 and 7.3, each of Newco, Merger Sub and the Company shall use their reasonable best efforts to take (or cause to be taken) all actions, and to do (or cause to be done), and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and other transactions contemplated by this Agreement, including using reasonable best efforts to (i) cause the conditions to the Merger set forth in Section 2.2 to be satisfied or fulfilled, (ii) obtain all necessary consents, approvals, orders and authorizations from Governmental Authorities, the expiration or termination of any applicable waiting periods under the HSR Act and all other applicable Antitrust Laws in the Relevant Antitrust Jurisdictions, and (iii) seek all necessary or appropriate consents, waivers and approvals under any Material Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the Merger and other transactions contemplated by this Agreement so as to maintain and preserve the benefits under such Material Contracts following the consummation of the transactions contemplated hereby (including the Merger).

(b)                                 Forbearance. In addition to the foregoing, subject to the terms and conditions of this Agreement, neither Newco or Merger Sub or their Affiliates, on the one hand, nor the Company, on the other hand, will take any action, or fail to take any action, that is intended to or has (or would reasonably be expected to have) the effect of preventing, impairing, materially delaying or otherwise adversely affecting (i) the consummation of the Merger, or (ii) the ability of such party to fully perform its obligations pursuant to this Agreement.  For the avoidance of doubt, no action by the Company taken in compliance with Section 7.3(f) will be considered a violation of this Section 7.4.

(c)                                  No Consent Fee.  Notwithstanding anything to the contrary set forth in this Section 7.4 or elsewhere in this Agreement, neither the Company nor any of its Subsidiaries will be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), or the provision of additional security (including a guaranty), in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract.

7.5                               Access to the Company. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall afford Newco and its Representatives reasonable access, during normal business hours and after reasonable advance notice, to all assets, properties, books and records and personnel of the Company and its Subsidiaries as Newco may reasonably request; provided, however, that notwithstanding the foregoing, the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any Applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right to terminate or accelerate the rights pursuant to, such Contract; provided that the Company shall use commercially reasonable efforts to obtain the consent of such third Person to such Contract; (d) access would result in the disclosure of any trade secrets of third Persons; or (e) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Newco and its Affiliates, on the other hand. Nothing in this Section 7.5 will be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 7.5 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or its Subsidiaries.  Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Newco or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 7.5. All requests for access pursuant to this Section 7.5 must be directed to the General Counsel of the Company, or another person designated in writing by the Company.

7.6                               Notice of Breach.

(a)                                 At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall promptly notify Newco in writing in the event that any representation or warranty made by the Company in this Agreement has become untrue or inaccurate in any material respect, or in the event that the Company has failed to comply with or satisfy in any material respect any covenant or obligation to be complied with or satisfied by it under this Agreement; provided that the delivery of such notice shall not cure any breach of any representation, warranty or covenant in this Agreement or otherwise limit or affect the remedies available hereunder to any party hereto.

(b)                                 At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Effective Time, Newco shall promptly notify the Company in writing in the event that any representation or warranty made by Newco or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or in the event that Newco or Merger Sub has failed to comply with or satisfy in any material respect any covenant or obligation to be complied with or satisfied by it under this Agreement; provided that the delivery of such notice shall not cure any breach of any representation, warranty or covenant in this Agreement or otherwise limit or affect the remedies available hereunder to any party hereto.

7.7                               Confidentiality.  Newco, Merger Sub and the Company hereby acknowledge that Permira Advisers LLC and the Company have previously executed a Confidentiality Agreement, dated February 13, 2014  (as amended, the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms.

7.8                               Public Disclosure.  The initial press release concerning this Agreement and the Merger will be a joint press release reasonably acceptable to the Company and Newco. Thereafter, except in connection with a Company Board Recommendation Change or following a Company Board Recommendation Change), the Company, on the one hand, and Newco and Merger Sub, on the other hand, shall use their respective reasonable best efforts to consult with the other parties to this Agreement before (a) participating in any media interviews, (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons, or (c) providing any statements that are public or are reasonably likely to become public, in any such case to the extent relating to this Agreement or the transactions contemplated hereby including the Merger; provided, however, that notwithstanding the foregoing, none of the Company, Newco or Merger Sub will not be obligated to engage in such consultation with respect to communications that are (i) required by Applicable Law or any stock exchange rule or listing agreement, or (ii) principally directed to employees, suppliers, customers, partners or vendors.

7.9                               Transaction Litigation.  Prior to the Effective Time, the Company shall promptly notify Newco of all (i) notices other communications received by the Company, its Subsidiaries or any of their Affiliates from any Governmental Authority in connection with the Merger or any other transaction contemplated by this Agreement or from any Person alleging that the consent of such Person is required in connection with the transactions contemplated by this Agreement, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, its Subsidiaries or Newco and (ii) Legal Proceedings commenced or threatened against the Company or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other transaction contemplated by this Agreement (“Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and thereafter keep Newco reasonably informed with respect to the status thereof. The Company shall (a) give Newco the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Newco with respect to the defense, settlement and prosecution of any Transaction Litigation. For purposes of this Section 7.9, “participate” means that Newco will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Newco may offer comments or suggestions with respect to such Transaction Litigation which the Company shall consider in good faith, but will not be afforded any decision-making power or other authority over such Transaction Litigation.

7.10                        Section 16(b) Exemption.  The Company shall take all actions reasonably necessary to cause the Merger and all other transactions contemplated by this Agreement, and any other dispositions of equity securities of the Company (including derivative securities) in connection with the Merger and other transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.11                        Directors and Officers Exculpation, Indemnification and Insurance.

(a)                                 Existing Agreements and Protections. The Surviving Corporation and its Subsidiaries shall (and Newco shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Persons”).  In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Newco shall cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six-year period such provisions shall not be repealed, amended or otherwise modified in any manner except as required by Applicable Law.

(b)                                 Indemnification.  Without limiting the generality of the provisions of Section 7.11(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time), or (ii) any of the transactions contemplated by this Agreement; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Newco a written notice asserting a claim for indemnification under this Section 7.11(b), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved.  In the event of any such claim, proceeding, investigation or inquiry, (i) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto), (ii) each Indemnified Person shall be entitled to retain his or her own counsel, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry, (iii) the Surviving Corporation shall pay all reasonable fees and expenses of any counsel retained by an Indemnified Person promptly after statements therefor are received, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry, and (iv) no Indemnified Person shall be liable for any settlement effected without his or her prior express written consent.  Notwithstanding anything to the contrary set forth in this Section 7.11(b) or elsewhere in this Agreement, neither the Surviving Corporation nor any of its Affiliates (including Newco) shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification may be sought by an Indemnified Person under this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such claim, proceeding, investigation or inquiry.

(c)                                  Insurance.  During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance, on terms with respect to the coverage and amounts that are equivalent to those of the D&O Insurance; provided, however, that in satisfying its obligations under this Section 7.11(c), the Surviving Corporation shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the amount paid by the Company for coverage for its last full fiscal year (such three hundred percent (300%) amount, the “Maximum Annual Premium”); provided, however, that that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium.  Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six-year “tail” prepaid policy on the D&O Insurance.  In the event that the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of the Surviving Corporation (and Newco) under the first sentence of this Section 7.11(c) for so long as such “tail” policy shall be maintained in full force and effect.

(d)                                 Successors and Assigns.  If the Surviving Corporation (or Newco) or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of the Surviving Corporation (or Newco) set forth in this Section 7.11.

(e)                                  No Impairment; Third Party Beneficiaries.  The obligations set forth in this Section 7.11 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 7.11(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 7.11(c) (and their heirs and representatives).  Each of the Indemnified Persons or other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 7.11(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 7.11, with full rights of enforcement as if a party thereto.  The rights of the Indemnified Persons (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 7.11(c) (and their heirs and representatives)) under this Section 7.11 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificates of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable law (whether at law or in equity).

(f)                                   Joint and Several Obligations.  The obligations and liability of the Surviving Corporation, Newco and their respective Subsidiaries under this Section 7.11 shall be joint and several.

(g)                                  Preservation of Other Rights. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 7.11 is not prior to or in substitution for any such claims under such policies.

7.12                        Employee Matters.

(a)                                 Acknowledgment of Change of Control.  Newco hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Employee Plans, as applicable, will occur as of the Effective Time, as applicable.

(b)                                 Existing Agreements.  From and after the Effective Time, the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) honor all Employee Plans and compensation arrangements in accordance with their terms as in effect immediately prior to the Effective Time, provided, however, that nothing in this sentence shall prohibit the Surviving Corporation from amending or terminating any such Employee Plans, arrangements or agreements in accordance with their terms or Applicable Law.

(c)                                  Continuation of Company Plans.  As of the Effective Time, the Surviving Corporation  shall (and Newco shall cause the Surviving Corporation to)  continue to employ the employees of the Company and its Subsidiaries who are employed as of immediately prior to the Effective Time. For a period of one (1) year following the Effective Time, the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) either (i) maintain for the benefit of each Continuing Employee the Employee Plans and any other employee benefit plans or other compensation and severance arrangements of the Surviving Corporation or any of its Subsidiaries (together, the “Company Plans” but excluding equity based benefits and individual employment agreements) at benefit levels that are no less than those in effect at the Company or its Subsidiaries on the date of this Agreement, and provide compensation and benefits to each Continuing Employee under such Company Plans, or (ii) provide compensation, benefits and severance payments (other than equity based benefits) to each Continuing Employee that, taken as a whole, are no less favorable in the aggregate than the compensation, benefits and severance payments (other than equity based benefits) provided to such Continuing Employee immediately prior to the Effective Time (“Comparable Plans”), or (iii) provide some combination of (i) and (ii) above such that each Continuing Employee receives compensation, benefits and severance payments (other than equity based benefits ) that, taken as a whole, are no less favorable in the aggregate than the compensation, benefits and severance payments (other than equity based benefits ) provided to such Continuing Employee immediately prior to the Effective Time.  For a period of one (1) year following the Effective Time, the Surviving Corporation will (and Newco will cause the Surviving Corporation to) provide severance benefits to eligible employees in accordance with the Company’s severance plans, guidelines and practices as in effect on the date of this Agreement and that have been made available to Newco prior to the Closing.

(d)                                 Service Credit; Etc.  The Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) provide each Continuing Employee with credit for all service with the Company and its Subsidiaries (and their respective predecessors) prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance pay entitlement and excluding for purposes of any defined benefit plan or retiree welfare plan); provided, however, that such service need not be credited to the extent that (i) it would result in duplication of coverage or benefits or (ii) such service credit is not recognized by the Company for similar purposes as of immediately prior to the date hereof.  In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries (other than the Company Plans) (such plans, collectively, the “New Plans”) to the extent coverage under any such New Plan replaces coverage under a comparable Company Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, collectively, the “Old Plans”), (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Continuing Employee, the Surviving Corporation shall use reasonable best efforts to cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, and the Surviving Corporation shall use reasonable best efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan, and  (iii) credit the accounts of such Continuing Employees under any New Plan which is a flexible spending plan with any unused balance in the account of such Continuing Employee under the applicable Company Plan.  Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time shall be credited to such Continuing Employee following the Effective Time, and shall not limit future accruals.

(e)                                  No Third Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, this Section 7.12 will not be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Newco, the Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Employee for any reason; (ii) subject to the limitations and requirements specifically set forth in this Section 7.12, require Newco, the Surviving Corporation or any of their respective Subsidiaries to continue any Company Plan or prevent the amendment, modification or termination thereof after the Effective Time; (iii) create any third party beneficiary rights in any Person; or (iv) establish, amend or modify any benefit plan, program, agreement or arrangement.

7.13                        Obligations of Merger Sub.  Newco shall take all actions necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Merger and other transactions contemplated by this Agreement upon the terms and subject to the conditions set forth in this Agreement.  Newco and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to and in accordance with this Agreement.

7.14                        Newco Vote. Immediately following the execution and delivery of this Agreement, Newco, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent approving the Merger in accordance with the DGCL.

7.15                        Repatriation. The Company and its Subsidiaries will use their commercially reasonable efforts (in the manner reasonably requested in writing by Newco) to distribute or transfer or cause to be distributed or transferred, immediately before Closing (including pursuant to the repayment of outstanding intercompany obligations), any unrestricted cash balances held in commercial bank accounts of any non-U.S. Subsidiaries; provided, however, that no distribution or transfer will be required to be made (i) to the extent that such distribution or transfer would be subject to withholding or other Taxes or would cause the Company or any Subsidiary to suffer any other adverse Tax consequences in advance of the Effective Time, and (ii) unless and until all of the conditions to the Merger set forth in Section 2.2 have been satisfied or waived (other than those conditions that by their terms are to be satisfied or waived (if permitted hereunder) at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing) and Newco has irrevocably confirmed that it is prepared to consummate the Closing.

Article VIII
TERMINATION OF AGREEMENT

8.1                               Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, only as follows:

(a)                                 by mutual written agreement of Newco and the Company; or

(b)                                 by either Newco or the Company if the Effective Time shall not have occurred on or before the first Business Day after October 6, 2015 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Effective Time to have occurred on or before the Termination Date; or

(c)                                  by either Newco or the Company if the Company Stockholder Meeting shall have been held and the Requisite Stockholder Approval shall not have been obtained thereat or at any adjournment or postponement thereof; or

(d)                                 by either Newco or the Company if any Governmental Authority in any Relevant Antitrust Jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any Applicable Law that is in effect and has the effect of making the consummation of the Merger permanently illegal in any of the Relevant Antitrust Jurisdictions or which has the effect of permanently prohibiting the consummation of the Merger in any of the Relevant Antitrust Jurisdictions, or (ii) issued or granted any Order that is in effect and that has the effect of making the Merger illegal permanently in any of the Relevant Antitrust Jurisdictions or which has the effect of permanently prohibiting the consummation of the Merger in any of the Relevant Antitrust Jurisdictions and such Order shall have become final and nonappealable; or

(e)                                  by the Company in the event (i) of a breach of any covenant or agreement on the part of Newco or Merger Sub set forth in this Agreement or (ii) that any of the representations and warranties of Newco and Merger Sub set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions set forth in Section 2.2(c)(i) or Section 2.2(c)(ii) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by Newco or Merger Sub or such inaccuracies in the representations and warranties of Newco or Merger Sub are curable by Newco or Merger Sub, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) until the earlier to occur of (A) thirty (30) calendar days after delivery of written notice from the Company to Newco of such breach or inaccuracy, as applicable or (B) Newco or Merger Sub ceasing or failing to exercise and continuing not to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(e) if such breach or inaccuracy by Newco or Merger Sub is cured within such thirty (30) calendar day period); provided, further, the Company may not terminate this Agreement pursuant to this Section 8.1(e) if it is then in material breach of any representation, warranty of covenant contained in this Agreement; or

(f)                                   by the Company in the event that (i) all of the conditions set forth in Section 2.2(a) and Section 2.2(b) have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing), (ii) Newco and Merger Sub have failed to consummate the Merger at the Closing pursuant to Section 2.1, (iii) the Company has irrevocably notified Newco in writing that (A) the Company is ready, willing and able to consummate the Merger, and (B) all conditions set forth in Section 2.2(c) have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or that it is willing to waive any unsatisfied conditions set forth in Section 2.2(c), (iv) the Company has given Newco written notice at least one (1) Business Day prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(f) if Newco and Merger Sub fail to consummate the Merger, and (iv) Newco and Merger Sub fail to consummate the Merger on the date set forth in the foregoing notice; or

(g)                                  by the Company in order to enter into a definitive agreement to consummate a Superior Proposal, provided that (i) the Superior Proposal was not solicited in material violation of the terms of Section 6.2(a), (ii) prior to terminating this Agreement pursuant to this Section 8.1(g), the Company shall have given Newco at least three (3) Business Days’ notice of its intention to terminate this Agreement pursuant to this Section 8.1(g) (the “Superior Proposal Notice Period”) (which notice shall include the most current version of the proposed definitive agreement and, to the extent not included therein, all material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal), (iii) if requested by Newco, during the Superior Proposal Notice Period, the Company shall have met and negotiated with Newco regarding modifications to the terms and conditions of this Agreement so that such Superior Proposal ceases to be a Superior Proposal, (iv) prior to the end of the Superior Proposal Notice Period, Newco shall not have made a counter-offer or proposal that the Company Board determines in good faith (after consultation with its financial advisor and its outside legal counsel) is at least as favorable to the Company Stockholders as such Superior Proposal (it being understood that (x) any material revision to the terms of a Superior Proposal, including any revision in price, shall require a new notice and Superior Proposal Notice Period pursuant to clause (ii) above, (y) the Superior Proposal Notice Period shall be extended, if applicable, to the extent necessary to ensure that at least three (3) Business Days remains in the Superior Proposal Notice Period subsequent to the time the Company notifies Newco of any such material revision and (z) that there may be multiple extensions of the Superior Proposal Notice Period), and (v) in connection with the termination of this

Agreement, the Company tenders to Newco (and pays to Newco if Newco agrees to accept such payment) the Company Termination Fee payable pursuant to Section 8.4(a)(ii); or

(h)                                 by Newco in the event (i) of a breach of any covenant or agreement on the part of the Company set forth in this Agreement or (ii) that any of the representations and warranties of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions set forth in Section 2.2(b)(i) or Section 2.2(b)(ii) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company, then Newco shall not be permitted to terminate this Agreement pursuant to this Section 8.1(h) until the earlier to occur of (A) thirty (30) calendar days after delivery of written notice from the Newco to the Company of such breach or inaccuracy, as applicable or (B) the Company ceasing to exercise and continuing not to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Newco and Merger Sub may not terminate this Agreement pursuant to this Section 8.1(h) if such breach or inaccuracy by the Company is cured within such thirty (30) calendar day period); provided, further, Newco may not terminate this Agreement pursuant to this Section 8.1(h) if it is then in material breach of any representation, warranty of covenant contained in this Agreement; or

(i)                                     by Newco in the event that (i) the Company Board (or any committee thereof) shall have failed to include the Company Board Recommendation in the Proxy Statement or shall have effected a Company Board Recommendation Change (provided, however, that Newco’s right to terminate this Agreement pursuant to this Section 8.1(i)(i) will expire upon receipt of the Requisite Stockholder Approval), (ii) the Company enters into a definitive agreement with respect to an Acquisition Transaction, (iii) the Company Board or any committee thereof approves, endorses or recommends any Acquisition Proposal or the Company enters into any agreement, contract or agreement in principle requiring the Company to abandon, terminate or breach its obligations hereunder or fails to consummate the Merger, (iv) the Company or the Company Board shall have publicly announced its intention to do any of the foregoing, or (v) a tender or exchange offer relating to the Company’s securities shall have been commenced by a Person unaffiliated with Newco, and the Company (A) takes any formal action or makes any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act or (B) shall have not sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer.

8.2                               Notice of Termination.  A party terminating this Agreement pursuant to Section 8.1 (other than Section 8.1(a)) shall deliver a written notice to the other party setting forth specific basis for such termination and the specific provision of Section 8.1 pursuant to which this Agreement is being terminated.   A valid termination of this Agreement pursuant to Section 8.1 (other than Section 8.1(a)) shall be effective upon receipt by the non-terminating party of the foregoing written notice.

8.3                               Effect of Termination.  In the event of a valid termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect without Liability of any party or parties hereto, as applicable (or any stockholder, director, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 7.3(h), Section 7.3(k), Section 7.7, Section 7.8, this Section 8.3, Section 8.4 and Article IX, each of which shall survive the termination of this Agreement, and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from Liability for any breach of this Agreement prior to such termination, or any fraud committed in connection with this Agreement or any of the transactions contemplated hereby.  In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, the Equity Commitment Letter and the Funding Agreement, all of which shall survive termination of this Agreement in accordance with their respective terms and remain fully enforceable in accordance with their respective terms.

8.4                               Termination Fees.

(a)                                 Company Termination Fees.

(i)                                     In the event that (A) this Agreement is validly terminated pursuant to Section 8.1(c), (B) following the execution of this Agreement and prior to the time at which a vote is taken on the adoption of this Agreement at the Company Stockholder Meeting (or an adjournment or postponement thereof) an offer or proposal for a Competing Acquisition Transaction that was not publicly announced or known prior to the execution of this Agreement is publicly announced or shall become publicly known and not withdrawn, and (C) concurrently with or within one year following the termination of this Agreement pursuant to Section 8.1(c), a Competing Acquisition Transaction (whether the Competing Acquisition Transaction made prior to the Company Stockholder Meeting or a different Competing Acquisition Transaction) is consummated or the Company enters into a definitive Contract to consummate a Competing Acquisition Transaction (whether the Competing Acquisition Transaction made prior to the Company Stockholder Meeting or a different Competing Acquisition Transaction) and such Competing Acquisition Transaction is subsequently consummated, then within one Business Day after demand by Newco, the Company shall pay to Newco, or to one or more designees of Newco, a fee equal of One Hundred Sixty Million Dollars ($160,000,000) (the “Company Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by Newco.

(ii)                                  In the event that (A) this Agreement is validly terminated pursuant to Section 8.1(h) as a result of a breach of a covenant set forth in this Agreement, (B) following the execution of this Agreement and prior to the time at which a vote is taken on the adoption of this Agreement at the Company Stockholder Meeting (or an adjournment or postponement thereof) an offer or proposal for a Competing Acquisition Transaction that was not publicly announced or known prior to the execution of this Agreement is publicly announced or shall become publicly known and not withdrawn, (C) the breach of a covenant giving rise to Newco’s right to terminate this Agreement pursuant to Section 8.1(h) occurred following such offer or proposal for a Competing Acquisition Transaction and (D) concurrently with or within one year following the termination of this Agreement pursuant to Section 8.1(h), a Competing Acquisition Transaction (whether the Competing Acquisition Transaction made prior to the Company Stockholder Meeting or a different Competing Acquisition Transaction) is consummated or the Company enters into a definitive Contract to consummate a Competing Acquisition Transaction (whether the Competing Acquisition Transaction made prior to the Company Stockholder Meeting or a different Competing Acquisition Transaction) and such Competing Acquisition Transaction is subsequently consummated, then within one Business Day after demand by Newco, the Company shall pay to Newco, or to one or more designees of Newco, the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Newco.

(iii)                               In the event that this Agreement is validly terminated pursuant to Section 8.1(g), then in connection with such termination of this Agreement, the Company shall tender to

Newco the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Newco.

(iv)                              In the event that this Agreement is validly terminated pursuant to Section 8.1(i), then within one (1) Business Day after demand by Newco, the Company shall tender to Newco the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Newco.

(v)                                 The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(b)                                 Newco Termination Fees.

(i)                                     In the event that this Agreement is terminated (A) pursuant to Section 8.1(e) (at any time at which Newco is not entitled to terminate this Agreement pursuant to Section 8.1(h) or Section 8.1(i)) or Section 8.1(f), or (B) pursuant to Section 8.1(b) if, at the time of such termination, the Company would have been entitled to terminate this Agreement pursuant to Section 8.1(e) or Section 8.1(f), then within one (1) Business Day after demand by the Company, Newco shall pay to the Company a fee equal to Three Hundred Twenty Million Dollars ($320,000,000) (the “Newco Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by the Company.

(ii)                                  The parties hereto acknowledge and hereby agree that in no event shall Newco be required to pay the Newco Termination Fee on more than one occasion, whether or not the Newco Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(c)                                  Recovery.  Newco, Merger Sub and the Company hereby acknowledge and agree that the covenants set forth in this Section 8.4 are an integral part of this Agreement and the Merger, and that, without these agreements, Newco, Merger Sub and the Company would not have entered into this Agreement. Accordingly, if the Company fails to promptly pay any amounts due pursuant to Section 8.4(a) or Newco fails to promptly pay any amounts due pursuant to Section 8.4(b) and, in order to obtain such payment, Newco, on the one hand, or the Company, on the other hand, commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 8.4(a) or any portion thereof or a judgment against Newco for the amount set forth in Section 8.4(b) or any portion thereof, as applicable, the Company will pay to Newco or Newco will pay to the Company, as the case may be, its out-of-pocket costs and expenses (including attorneys’ fees and costs) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate of five percent (5%) plus the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by Applicable Law.

(d)                                 Liquidated Damages.  Notwithstanding anything to the contrary in this Agreement, in the event Newco and Merger Sub fail to effect the Closing or otherwise breach this Agreement or fail to perform hereunder, then, except for an order of specific performance as and only to the extent expressly permitted by Section 9.11(b) or except in the event of fraud in connection with any of the transactions contemplated hereby, the Company’s or its Affiliates’ sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against any Newco Related Party in respect of this Agreement, any contract or agreement executed in connection herewith (including the Debt Commitment Letters, the Equity Commitment Letter and the Funding Agreement) and the transactions contemplated hereby and thereby shall be to terminate this Agreement in accordance with this Article VIII and collect, if due, (i) the Newco Termination Fee and (ii) any interest payable pursuant to Section 8.4(c), and upon payment of such amounts in accordance with this Section 8.4, (A) no Newco Related Party shall have any further liability or obligation relating to or arising out of this Agreement, any contract or agreement executed in connection herewith (including the Debt Commitment Letters, the Equity Commitment Letter and the Funding Agreement) or any of the transactions contemplated hereby or thereby, (B) no Company Related Party shall be entitled to bring or maintain any Legal Proceeding against any Newco Related Party arising out of or in connection with this Agreement, any contract or agreement executed in connection herewith (including the Debt Commitment Letters, the Equity Commitment Letter and the Funding Agreement) or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination and (C) the Company shall use its commercially reasonable efforts to cause any Legal Proceedings pending in connection with this Agreement, any Contract executed in connection herewith (including the Debt Commitment Letters, the Equity Commitment Letter and the Funding Agreement)  or any of the transactions contemplated hereby or thereby, to the extent maintained by any Company Related Party against any Newco Related Party to be dismissed with prejudice promptly following the payment of any such amounts. For the avoidance of doubt, nothing in this Section 8.4(d) or any other terms of this Agreement shall relieve any person (including any Company Related Parties or any Newco Related Parties) from liability, or limit the rights and remedies available under Applicable Law (whether at law, in equity, in contract, in tort or otherwise) in the event of, or arising out of fraud in connection with any of the transactions contemplated hereby.

(e)                                  For the avoidance of doubt, (x) under no circumstances shall the Company be entitled to collect the Newco Termination Fee on more than one occasion and (y) under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the obligation to close contemplated by Section 9.11(b) and any money damages (including all or any portion of the Newco Termination Fee).

Article IX
GENERAL PROVISIONS

9.1                               Certain Interpretations.

(a)                                 The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(b)                                 Unless otherwise indicated, all references herein to Sections, Articles, Annexes, Exhibits or Schedules, shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(c)                                  Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(d)                                 As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires.

(e)                                  Unless otherwise specifically provided, all references in this Agreement to

“Dollars” or “$” means United States Dollars.

(f)                                   Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(g)                                  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.2                               Amendment.  Subject to Applicable Law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Newco, Merger Sub and the Company; provided, however, that in the event that this Agreement has been approved by the Company Stockholders in accordance with Delaware Law, no amendment to this Agreement that requires the approval of such Company Stockholders by Applicable Law shall be effective without such approval.  Notwithstanding anything in this Agreement to the contrary, this Section 9.2 and Sections 7.3(k), 8.4, 9.4, 9.9, 9.12, 9.13 and 9.14 of this Agreement (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of any such Section) may not be amended, modified, waived or terminated in a manner that impacts or is adverse in any respect to the Debt Financing Sources without the prior written consent of the Debt Financing Sources impacted or adversely affected thereby.

9.3                               Waiver.  At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein.  Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable.

9.4                               Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder, other than for purposes of collateral security, without the prior written approval of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.5                               Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a)                                 if to Newco or Merger Sub, to:

Italics Inc.

c/o Permira Advisers LLC

64 Willow Place, Suite 101

Menlo Park, CA 94025

Attention:  Brian Ruder

Telecopy No.: (650) 853-0180

and

Italics Inc.

c/o Canada Pension Plan Investment Board

One Queen Street East, Suite 2500

Toronto, ON  M5C 2W5 Canada

Attention:  Erik Levy

Telecopy No.: (416) 868-8684

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Robert Schwenkel and Brian Mangino

Telecopy No.: (212) 859-4000

(b)                                 if to the Company (prior to the Closing), to:

Informatica Corporation

2100 Seaport Boulevard

Redwood City, California 94063

Attention:  General Counsel

Telecopy No.: (650) 385-5500

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
Attention: Mike Ringler

Telecopy No.:                    (650) 493-6811

9.6                               Non-Survival of Representations, Warranties.  The representations and warranties of the Company, Newco and Merger Sub contained in this Agreement shall terminate at the Effective Time.

9.7                               Expenses.  Subject to Section 7.3(h) and  Section 8.4(c), all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the Merger) shall be paid by the party or parties, as applicable, incurring such expenses, whether or not the Merger is consummated.

9.8                               Entire Agreement.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement is terminated in accordance with its terms.  EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER NEWCO AND MERGER SUB, ON THE ONE HAND, NOR THE COMPANY, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

9.9          Third Party Beneficiaries.  This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 7.11 and (b) from and after the Effective Time, the rights of holders of shares of the Company Common Stock to receive the Merger Consideration set forth in Article I.  Notwithstanding the foregoing, the Debt Financing Sources and their respective Affiliates are express third party beneficiaries of Sections 7.3(k), 8.4, 9.2, 9.4, 9.9, 9.12, 9.13 and 9.14 of this Agreement.

9.10        Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.11        Remedies.

(a)           Generally.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b)           Specific Performance.

(i)            The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages.  Accordingly, the parties hereto acknowledge and hereby agree, subject to Section 8.4(e) and Section 9.11(b)(ii), that in the event of any breach or threatened breach by the Company, on the one hand, or Newco and Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Newco and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement, and this right shall include the right of the Company to cause Newco and Merger Sub to fully enforce (A) the terms of the Equity Commitment Letter against the Sponsors to the fullest extent permissible under this Section 9.11(b), the Equity Commitment Letter and Applicable Law, and (B) the terms of the Debt Commitment Letters against the Debt Financing Sources to the fullest extent permissible under the Debt Commitment Letters and Applicable Law, and to thereafter cause the Merger to be consummated in accordance with the terms and conditions of this Agreement.

(ii)           Notwithstanding Section 9.11(b)(i), it is acknowledged and agreed that the right of the Company to an injunction, specific performance or other equitable remedy in connection with enforcing Newco’s obligation to cause the Equity Financing to be funded will be subject to the requirements that (A) all of the conditions set forth in Section 2.2(a) and Section 2.2(b) have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing), (B) the Debt Financing has been funded or will be funded on the date the Closing is required to have occurred pursuant to Section 2.1 if the Equity Financing is funded at the Closing, (C) Newco and Merger Sub shall have failed to consummate the Merger by the time the Closing was required by Section 2.1 to occur, and (D) the Company has irrevocably notified Newco in writing that (x) the Company is ready, willing and able to consummate the Merger, and (y) all conditions set forth in Section 2.2(c) have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or that it is willing to waive any unsatisfied conditions set forth in Section 2.2(c) and (E) if specific performance is granted and the Equity Financing and Debt Financing are funded, the Closing will occur. In no event will the Company be entitled to enforce or seek to enforce specifically Newco’s obligation to cause the Equity Financing to be funded if the Debt Financing has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing).

(iii)          The parties hereto hereby agree, subject to Section 8.4(e) and Section 9.11(b)(ii), not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by any party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of any party under this Agreement.  Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party hereto irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.  The parties hereto further agree that (x) by seeking the remedies provided for in this Section 9.11(b), a party hereto shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, the Financing Commitment Letters or the Funding Agreement (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.11(b) are not available or otherwise are not granted, and (y) nothing set forth in this Section 9.11(b) shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.11(b) prior or as a condition to exercising any termination right under Article VIII (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 9.11(b) or anything set forth in this Section 9.11(b) restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement or the Funding Agreement that may be available then or thereafter. While the Company may pursue both a grant of specific performance under this Section 9.11(b) and the payment of the Company Termination Fee under Section 8.4(a), under no circumstances shall the Company be permitted or entitled to receive both (i) a grant of specific performance that permits the consummation of the transactions contemplated by this Agreement, including the Merger, in accordance with the terms of this Agreement and (ii) monetary damages in connection with this Agreement or any termination of this Agreement, including all or any portion of the Company Termination Fee.

(iv)          Notwithstanding anything to the contrary in this Agreement, if prior to the Termination Date any party initiates a Legal Proceeding to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Termination Date will be automatically extended by (A) the amount of time during which such Legal Proceeding is pending, plus twenty (20) Business Days, or (B) such other time period established by the court presiding over such Legal Proceeding.

9.12        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable conflicts of law principles. Notwithstanding the foregoing, claims and actions that may be based upon, arise out of, or relate to, the Debt Financing or involve the Debt Financing Sources shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

9.13        Consent to Jurisdiction.  Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in such other manner as may be permitted by Applicable Law, and nothing in this Section 9.13 shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any other state or federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby (including the Merger), or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby (including the Merger) shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any other state or federal court within the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby (including the Merger) in any court other than the aforesaid courts.  Each of Newco, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.  Notwithstanding anything herein to the contrary, and without in any way limiting Section 7.3(k) of this Agreement, each party to this Agreement acknowledges and irrevocably agrees that any action or proceeding, whether in contract or tort, at law or in equity or otherwise, against any Debt Financing Source arising out of, or relating to, the transactions contemplated by this Agreement (including the Debt Financing) shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, or if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York in the Borough of Manhattan (and the appellate courts thereof) and each party to this Agreement submits for itself and its property with respect to any such action or proceeding to the exclusive jurisdiction of such court and agrees not to bring any such action or proceeding in any other court.  For the avoidance of doubt, Section 9.14 of this Agreement relating to the waiver of jury trial also applies to this Section 9.13.

9.14        WAIVER OF JURY TRIAL.  EACH OF NEWCO, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING THE DEBT FINANCING) OR THE ACTIONS OF NEWCO, THE COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

9.15        Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile or electronic signature), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

ITALICS INC.

By:	/s/ Brian Ruder
Name:	Brian Ruder
Title:	President and Secretary

ITALICS MERGER SUB INC.

By:	/s/ Brian Ruder
Name:	Brian Ruder
Title:	President and Secretary

INFORMATICA CORPORATION

By:	/s/ Sohaib Abbasi
Name:	Sohaib Abbasi
Title:	CEO

[MERGER AGREEMENT]

ANNEX A

CERTAIN DEFINED TERMS

For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the execution and delivery of this Agreement and containing provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receives material non-public information of or with respect to the Company to keep such information confidential (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal), or (ii) executed, delivered and effective after the execution and delivery of this Agreement and containing provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receives material non-public information of or with respect to the Company to keep such information confidential and such confidentiality provisions are no less restrictive in the aggregate to such counterparty (and any of its Affiliates and representatives named therein) than the terms of the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal).

“Acquisition Proposal” means any offer, proposal or indication of interest from any Third Party relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase by any Third Party, directly or indirectly, of twenty percent (20%) or more of any class of outstanding voting or equity securities of the Company, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Third Party beneficially owning twenty percent (20%) or more of any class of outstanding voting or equity securities of the Company; (ii) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and a Third Party pursuant to which the Company Stockholders immediately preceding such transaction hold less than eighty  percent (80%) of the equity interests in the surviving or resulting entity of such transaction; or (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer or other disposition to a Third Party of twenty percent (20%) or more of the consolidated assets of the Company and its Subsidiaries (measured by the fair market value thereof).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person.  For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; provided, that, notwithstanding the foregoing, the term “Affiliate” shall not include any portfolio company of any of the Sponsors or any of their Affiliates.

“Anti-Corruption and Anti-Bribery Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder, or any other applicable United States or foreign anti-corruption or anti-bribery laws or regulations.

“Antitrust Laws” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and any other applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation laws, regulations or Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Law” means, with respect to any Person, any international, national, federal, state, local, municipal or other law (statutory, common or otherwise), constitution, treaty, convention, resolution, ordinance, directive, code, edict, decree, rule, regulation, ruling or other similar requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“ASR Confirmations” means the accelerated share repurchase confirmations between the Company and each of the Dealers.

“Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2014.

“Business Day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of California or New York or is a day on which banking institutions located in such States are authorized or required by Applicable Law or other governmental action to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” means both Company Common Stock and Company Preferred Stock.

“Company Equity Incentive Plan” means the means the Company’s 2009 Equity Incentive Plan, the Company’s 1999 Stock Incentive Plan and the Siperian, Inc. 2003 Equity Incentive Plan.

“Company ESPP” means the 2008 Employee Stock Purchase Plan, effective as of May 22, 2008.

“Company Intellectual Property Rights” means all of the Intellectual Property Rights owned by the Company or any of its Subsidiaries.

“Company IT Assets” means the Company Software, Company Websites and all other IT Assets used or held for use in the operation of the Company’s businesses.

“Company Material Adverse Effect” means any fact, event, violation, inaccuracy, circumstance, change or effect (any such item, an “Effect”) that, individually or when taken together with all other Effects that exist or have occurred prior to or at the date of determination of the occurrence of the Company Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, operations, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that in no event shall any Effect directly or indirectly resulting from any of the following, either alone or in combination, be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur:

(i)            general economic or political conditions in the United States or any other country or region in the world;

(ii)           conditions in the industries in which the Company or any of its Subsidiaries conduct business;

(iii)          changes in Applicable Law or GAAP or the interpretations thereof after the date hereof;

(iv)          acts of war, terrorism or sabotage;

(v)           earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(vi)          the public announcement or pendency of this Agreement, the Merger or any other transactions contemplated by this Agreement;

(vii)         any failure by the Company to meet published analysts’ estimates, projections or forecasts of revenues, earnings or other financial or business metrics, in and of itself, and or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause(s) of any such failure may be taken into consideration unless otherwise prohibited by this definition of “Company Material Adverse Effect”);

(viii)        any decline in the market price or change in the trading volume of Company Common Stock, in and of itself (it being understood that the underlying cause(s) of any such failure may be taken into consideration unless otherwise prohibited by this definition of “Company Material Adverse Effect”);

(ix)          any action taken that is required by the terms of this Agreement;

(x)           any action taken at the written request of Newco or with the prior written consent or approval of Newco;

(xi)          the availability or cost of equity, debt or other financing to Newco, Merger Sub or the Surviving Corporation; and

(xii)         any legal proceedings made or brought by any of the current or former Company Stockholders (on their own behalf or on behalf of the Company) against the Company, arising out of the Merger or in connection with any other transactions contemplated by this Agreement;

provided, that any Effect set forth in the foregoing clauses (i), (ii), (iii), (iv) and (v) may be taken into account in determining whether there has been or is a Company Material Adverse Effect to the extent (and only to the extent) such Effect has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, in relation to others in the industries in which the Company and its Subsidiaries operate.

“Company Options” means any options to purchase shares of Company Common Stock granted pursuant to a Company Equity Incentive Plan.

“Company Products” means any and all items, products and services marketed, sold, licensed, provided or distributed by the Company and its Subsidiaries, and refers also to (i) all User

Documentation and related technical documentation and (ii)  all prior, present and future versions thereof (which includes works under development as of the date hereof and that the Company expects or intends to make available commercially after the date hereof).

“Company Related Parties” means the Company, its Subsidiaries and any of their respective former, current and future Affiliates, officers, directors, managers, employees, shareholders, equityholders, members, manangers, partners, agents, representatives, successors or assigns.

“Company Software” means all Software owned by the Company or its Subsidiaries and all other Software that is used or held for use in the operation of the businesses.

“Company Websites” means all Internet or intranet websites owned and/or operated by or for the Company or any Subsidiary.

“Competing Acquisition Transaction” has the same meaning as “Acquisition Transaction” except that all references therein to “20%” and “80%” shall be references to “50%.”

“Compliant” means, with respect to the Required Financial Information, that: (a) the Required Financial Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the Required Financial Information not misleading in light of the circumstances in which made; (b) the applicable auditors have not withdrawn any audit opinion with respect to any audited financial statements contained in the Required Financial Information; and (c) it has not become necessary to restate any historical financial statements included in the Required Financial Information, and the Company has not publicly announced that any such restatement is under consideration.

“Continuing Employees” shall mean all employees of the Company and its Subsidiaries who continue their employment with the Company, its Subsidiaries, the Surviving Corporation, Newco or any Subsidiary of Newco as of and following the Effective Time.

“Contract” means any legally binding contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense, permit, franchise or other instrument or obligation.

“Dealer” means each of JPMorgan Chase Bank, National Association and Merrill Lynch International (together, the “Dealers”).

“Delaware Law” means the DGCL and any other Applicable Law of the State of Delaware.

“DGCL” means the General Corporation Law of the State of Delaware.

“DOJ” means the United States Department of Justice, or any successor thereto.

“DOL” means the United States Department of Labor, or any successor thereto.

“Employee Plans” means (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) all other employment, consulting and independent contractor agreement, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, incentive, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreement, contracts, policies or arrangements (whether or not in writing) maintained or contributed to for the benefit of or relating to any current or former employee, consultant or independent contractor or director of the Company, any of its Subsidiaries or any of their ERISA Affiliates and with respect to which the Company or any of its Subsidiaries has or may have any material Liability.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

“ERISA Affiliate” means any Person under common control with the Company or that, together with the Company or any of its Subsidiaries, would be treated as a single employer with the Company or any of its Subsidiaries under Section 4001(b)(1) of ERISA or Section 414 of the Code and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Credit Agreement” means the Credit Agreement, dated as of September 26, 2014 (as amended, restated or otherwise modified from time to time), among the Company, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, and the lenders party thereto.

“Export and Import Control Laws” means any U.S. or applicable non-U.S. law, regulation, or order governing (i) imports, exports, re-exports, or transfers of products, services, software, or technologies; or (ii) economic sanctions or embargoes.

“FTC” means the United States Federal Trade Commission, or any successor thereto.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Government Contract” means any prime contract, subcontract (at any tier), supply agreement, teaming agreement or arrangement, joint venture, basic ordering agreement, blanket purchase agreement, letter agreement, grant, cooperative agreement, classified contract or other commitment or funding vehicle between the Company or a Subsidiary of the Company and (a) a Governmental Authority, (b) any prime contractor to a Governmental Authority or (c) any subcontractor at any tier with respect to any contract described in clause (a) or (b).

“Governmental Authority” means any government, any governmental, quasi-governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Intellectual Property Rights” means any or all of the following and all statutory and/or common law rights throughout the world in, arising out of, or associated therewith: (i) all United States and foreign patents, and utility models, including utility patents and design patents, and all registrations and applications therefore (including provisional applications) and all reissues, divisions, renewals, extensions, re-examinations, corrections, provisionals, continuations and continuations in part thereof, and other derivatives and certificates associated therewith, and equivalent or similar rights anywhere in the world in inventions and discoveries, including, without limitation, invention disclosures (collectively, “Patents”); (ii) all inventions (whether or not patentable, reduced to practice or made the subject of a pending patent application), invention disclosures and improvements, all trade secrets, proprietary information, know-how and technology, confidential or proprietary information and all documentation therefore (collectively, “Trade Secrets”); (iii) all works of authorship, copyrights (registered or otherwise), copyright registrations and applications and all other rights corresponding thereto throughout the world, and all rights therein provided by international treaties or conventions (collectively, “Copyrights”); (iv)  all trade names, trade dress, logos, or other corporate designations, trademarks and service marks, whether or not registered, including all common law rights, and trademark and service mark registrations and applications, including but not limited to all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by international treaties or conventions (collectively, “Trademarks”); (v) domain names, websites URLs and applications and registrations therefore (collectively, “Domain Names”); (vi) rights of privacy and publicity; and (vii) any similar, corresponding or equivalent rights to any of the foregoing.

“Intervening Event” shall mean any event, circumstance, change, effect, development or condition occurring or arising after the date hereof that was not known by the Company Board as of or prior to the date hereof.

“IRS” means the United States Internal Revenue Service, or any successor thereto.

“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation.

“knowledge” means the actual knowledge of Sohaib Abbasi, Anil Chakravarthy, Earl Fry, Michael Berry, Charles Race and Edwin White.

“Legal Proceeding” means any lawsuit, litigation, arbitration, or other legal proceeding (including any civil, criminal, administrative, investigative or appellate proceeding, public or private) by or before any Governmental Authority.

“Liabilities” means any liability, indebtedness, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Marketing Period” means the first period of 15 consecutive Business Days after the date of this Agreement beginning on the first day of which and throughout which (a) Newco shall have received from the Company all of the Required Financial Information, all of which is Compliant, (b) the conditions set forth in Sections 2.2(a)(i) and 2.2(a)(ii)(A) shall be satisfied or waived and (c) no event shall have occurred nor shall any condition exist that would cause the condition set forth in Section 2.2(b)(iii) to fail to be satisfied assuming that the Closing were to occur at any time during such 15 consecutive Business

Day period; provided, that July 3, 2015 shall not constitute a Business Day for the purpose of the Marketing Period; provided, further, that if such period shall not have ended on or prior to August 21, 2015, then such period shall be deemed not to have commenced until September 8, 2015; provided, further, that if the Company shall believe (in good faith) that it has provided all of the Required Financial Information, it may deliver to Newco a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have satisfied its requirements on the date specified in such notice and the “Marketing Period” shall be deemed to have commenced on the date specified in such notice unless Newco believes (in good faith) that the Company has not completed the delivery of the Required Financial Information that is Compliant and, within three (3) Business Days after the delivery of such notice by the Company, Newco delivers a written notice to the Company to that effect (stating with specificity which Required Financial Information the Company has not yet delivered to satisfy its obligations to deliver the Required Financial Information that is Compliant), in which case the Marketing Period shall commence on the date that the Company delivers such Required Financial Information.

“Nasdaq” means the Nasdaq Global Select Market.

“Newco Related Parties” means Newco, Merger Sub, the Debt Financing Sources, and any of their respective former, current and future Affiliates, officers, directors, managers, employees, shareholders, equityholders, members, managers, partners, agents, representatives, successors or assigns.

“Object Code” means computer software, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

“Order” means, with respect to any Person, any order, judgment, decision, decree, injunction, ruling, writ, assessment or other similar requirement issued, enacted, adopted, promulgated or applied by any Governmental Authority or arbitrator that is binding on or applicable to such Person.

“Outstanding Stock Awards” means (i) any issued and outstanding options to purchase Shares granted under or pursuant to a Company Equity Incentive Plan and (ii) any issued and outstanding restricted stock units, whether payable in cash, shares or otherwise, granted under or pursuant to a Company Equity Incentive Plan, and payable in accordance with a vesting schedule or issuance schedule, including a performance-based vesting schedule or issuance schedule.

“Newco Material Adverse Effect” means any material adverse effect on the ability of Newco or Merger Sub to consummate the Merger prior to the Termination Date and to fully perform its covenants and other obligations under this Agreement.

“PSUs” means any RSUs with performance-based vesting conditions that remain outstanding as of immediately prior to the Effective Time.

“Permit” means any permit, license, authorization, consent, or approval required to be obtained by a Governmental Authority.

“Permitted Liens” means (i) Liens disclosed on the Balance Sheet, (ii) Liens for Taxes not yet due and payable or Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP on the consolidated audited financial statements of the Company and its Subsidiaries, (iii) non-exclusive licenses of Intellectual Property Rights entered into in the ordinary course of business and (iv) mechanics’, carriers’, workmen’s, repairmen’s, landlord’s or other like liens or other similar encumbrances arising or incurred in the ordinary course of business consistent with past practice that, in the aggregate, do not materially impair the value or the present or intended use and operation of the assets to which they relate.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any software that is distributed pursuant to a license that (1) requires the licensee to distribute or provide access to the Source Code of such software or any portion thereof when the object code is distributed, (2) requires the licensee to distribute the software or any portion thereof for free or at some reduced price, or (3) requires that other software or any portion thereof combined with, linked to, or based upon such software (“Combined Software”) be licensed pursuant to the same license or requires the distribution of all or any portion of such Combined Software for free or at some reduced price or otherwise adversely affects the Company’s or a Subsidiary’s exclusive ownership of such Combined Software.  The term “Public Software” includes, without limitation, software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following:  (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License.

“Registered IP” means all United States, international and foreign: (i) Patents; (ii) Trademarks; (iii) Copyrights; (iv) Domain Names; and (v) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority or Internet domain name registrar.

“Relevant Antitrust Jurisdictions” shall mean the United States and the non-U.S. jurisdictions set forth in Schedule 2.2(a)(ii)(B) and Schedule 2.2(a)(ii)(C).

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting in such capacity.

“Required Financial Information” means (a) audited consolidated balance sheets and related audited consolidated statements of income, stockholders’ equity and cash flows of the Company as of and for the fiscal years ended December 31, 2014, December 31, 2013 and December 31, 2012 (which have been audited in accordance with AICPA standards) (and Newco acknowledges that audited financial statements compliant with this clause (a) have been delivered prior to the date of this Agreement), (b) unaudited consolidated balance sheets and related unaudited consolidated statements of income, stockholders’ equity and cash flows of the Company as of and for each subsequent fiscal quarter after the most recent balance sheet described in clause (a) that is ended at least forty-five (45) days before the Closing Date (which have been reviewed in accordance with SAS 100), (c) data and other information of the Company and its Subsidiaries that would be of the type and form that are customarily included in marketing materials for senior secured indebtedness or private placements of high yield securities pursuant to Rule 144A promulgated under the Securities Act, and of the type, form and substance necessary for an investment bank to receive customary comfort (including “negative assurance” comfort) (including information required by Regulation S-X and Regulation S-K under the

Securities Act, which is understood not to include “segment reporting”, consolidating and other financial statements and data that would be required by Sections 3-09, 3-10 and 3-16 of Regulation S-X and Item 402 of Regulation S-K, information regarding executive compensation and related party disclosure related to SEC release Nos. 33-8732A, 34-54302A and IC-27444A or other information customarily excluded from a Rule 144A offering memorandum) and (d) the Specified Auditor Assistance.

“Rollover PSU” means each PSU outstanding immediately prior to the Effective Time that is not a Vested PSU.

“Rollover RSU” means each RSU outstanding immediately prior to the Effective Time that is not a Vested RSU.

“RSUs” means any issued and outstanding restricted stock units (including commitments to grant restricted stock units that were approved by the Company Board or authorized committee of the Company Board prior to the date hereof), whether payable in cash, shares or otherwise, granted under or pursuant to a Company Equity Incentive Plan, and payable in accordance with a vesting schedule or issuance schedule, including a performance-based vesting schedule or issuance schedule.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or Object Code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all User Documentation, including user manuals and training materials, relating to any of the foregoing.

“Source Code” means computer software and code, in form other than Object Code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Specified Auditor Assistance” means the Company’s auditors have provided drafts of customary “comfort letters” (including customary “negative assurances”) for a private placement transaction.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Superior Proposal” means any written Competing Acquisition Transaction made by a Third Party after the date of this Agreement that (i) was not solicited in material violation of Section 6.2(a) and (ii) the Company Board determines in good faith (after consultation with its financial advisor and its outside legal counsel, and after taking into account the terms and conditions of such Acquisition

Proposal, including the financial, legal, regulatory and other aspects of such Acquisition Proposal) is (x) more favorable to the Company Stockholders than the transactions contemplated by this Agreement and (y) reasonably likely to be consummated in accordance with its terms, taking into account all financial, regulatory, legal and other aspects of the proposal, including, to the extent debt financing is required, whether such proposal is fully financed by means of an executed customary commitment letter from a reputable Person that has agreed to provide or cause to be provided the amounts set forth therein.

“Stock Award” means any equity-based award, whether payable in stock, cash or other property or any combination of the foregoing.

“Tax” means (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and similar governmental charges, duties, impositions and liabilities, in each case in the nature of a tax, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, goods and services, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, and (ii) any liability for items described in clause (i) above of another Person by contract, as a transferee or successor, or under §1.1502-6 of the Treasury Regulations or analogous state, local or foreign law.

“Tax Returns” means all returns, declarations, estimates, reports, statements and other documents filed or required to be filed in respect of any Taxes.

“Technology” means all tangible items related to, constituting, disclosing or embodying any or all of the following:  any technology, information, know how, works of authorship, trade secrets, ideas, improvements, discoveries, inventions (whether or not patented or patentable), proprietary and confidential information, including technical data and customer and supplier lists and information related thereto, financial analysis, marketing and selling plans, business plans, budgets and unpublished financial statements, licenses, prices and costs, show how, techniques, design rules, algorithms, routines, models, plans, methodologies, Software, firmware, computer programs (whether Source Code or Object Code), files, formulas, records, compilations, including any and all data and collections of data, databases processes, prototypes, schematics, netlists, test methodologies, development work and tools and all User Documentation.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Newco or any of its Affiliates or Representatives.

“User Documentation” means explanatory and informational materials concerning the Company Products, in printed or electronic format, which Company or its Subsidiaries has released for distribution to end users or customers with such Company Products, which may include manuals, descriptions, user and/or installation instructions, diagrams, printouts, listings, flow-charts and training materials, contained on visual media such as paper or photographic film, or on other physical storage media in machine readable form.

“WARN” means the Worker Adjustment Retraining Notification Act of 1988, as amended, or any similar Applicable Law.

“Vested PSU” means each PSU outstanding immediately prior to the Effective Time that would vest and settle pursuant to its existing terms at any time prior to the date that is eighteen months immediately following the Closing Date (not taking into account any accelerated vesting in connection with a termination of employment or service). For the avoidance of doubt, no PSU with a three-year performance period shall be a Vested PSU.

“Vested RSU” means each RSU outstanding immediately prior to the Effective Time that (i) is held by a non-employee member of the Company Board or (ii) is scheduled to vest pursuant to its existing terms at any time prior to the date that is eighteen months immediately following the Closing Date (not taking into account any accelerated vesting in connection with a termination of employment or service).

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Schedules to the Merger Agreement

Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished to the Securities and Exchange Commission upon request; provided, however that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedule or exhibit so furnished.

Schedule 2.2(a)(ii)(B) and (C) — Relevant Antitrust Jurisdictions

Omitted pursuant to Item 601(b)(2) of Regulation S-K.

Schedule 3.20(a) — Company Registered IP

Omitted pursuant to Item 601(b)(2) of Regulation S-K.

Schedule 5.4 — Approving Individuals

Omitted pursuant to Item 601(b)(2) of Regulation S-K.